                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


Filed by the registrant                                     /X/
Filed by a party other than the registrant                  / /
Check the appropriate box:
/ /  Preliminary proxy statement

/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

/x/  Definitive proxy statement

/ /  Definitive additional materials

/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                    DVI, INC.
                (Name of Registrant as Specified in Its Charter)


Payment of filing fee (Check the appropriate box):

/x/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
Item 22(a)(2) of Schedule 14A

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transactions applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

/x/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:

(2)  Form, Schedule or Registration Statement No.:

(3)  Filing Party:

(4)  Date Filed:

                                    DVI, INC.
                                  500 HYDE PARK
                         DOYLESTOWN, PENNSYLVANIA 18901

                                ---------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                DECEMBER 15, 1995

                                ---------------


To the Stockholders of DVI, Inc.:

       NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of DVI, Inc. (the "Company") will be held at the Cock 'N Bull Restaurant, Lahaska, Pennsylvania, on Friday, December 15, 1995, at 10:30 a.m., local time, for the following purposes:

       1. To elect six directors to constitute the Board of Directors, each to serve until the next meeting of Stockholders;

       2. To consider and act upon a proposal to amend Article Fourth of the Company's Certificate of Incorporation to increase the number of shares of common stock, $.005 par value per share ("Common Stock"), which the Company is authorized to issue from 13,000,000 shares to 75,000,000 shares;

       3. To consider and act upon a proposal to (i) ratify and approve Amendment No. 1 to Stock Purchase Agreement dated as of June 14, 1995 ("Amendment No. 1"), between the Company and MEFC Partners, L.P., and (ii) authorize and approve the issuance of an aggregate of 400,000 shares of Common Stock pursuant to the terms of Amendment No. 1;

       4. To consider and act upon a proposal to authorize and approve the DVI, Inc. 1995 Stock Bonus Plan which will provide for the issuance, under certain circumstances, of up to 200,000 shares of Common Stock in the aggregate to certain key employees;


       5. To ratify the appointment of Deloitte & Touche LLP as independent public accountants for the Company for the fiscal year ending June 30, 1996; and


       6. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

       The close of business on October 16, 1995 has been fixed as the record date for the determination of all stockholders entitled to receive notice of the Annual Meeting and to vote at such meeting or any adjournment thereof.

       Holders of a majority of the outstanding shares of the Company's Common Stock must be present either in person or by proxy in order for the meeting to be held and it is important that your stock be represented regardless of the number of shares you hold. If you do not expect to attend the meeting, or if you do plan to attend but wish to vote by proxy, please date, sign and mail promptly the enclosed proxy for which a return envelope is provided.


                                        By Order of the Board of Directors

                                        /s/ Melvin C. Breaux

                                        Melvin C. Breaux
                                        Secretary
Dated: October 28, 1995


PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED ADDRESSED ENVELOPE, EVEN IF YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED.

                                    DVI, INC.
                                  500 HYDE PARK
                         DOYLESTOWN, PENNSYLVANIA 92714

                                 ---------------

                                PROXY STATEMENT

                                 ---------------

                         ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 15, 1995

                                 ---------------

       The Board of Directors of DVI, Inc., a Delaware corporation (the "Company"), is soliciting the enclosed proxy for use at the Company's Annual Meeting of Stockholders, to be held on Friday, December 15, 1995, at 10:30 a.m., local time, at the Cock 'N Bull Restaurant, Lahaska, Pennsylvania (the "Annual Meeting") and at any adjournment thereof. Whether or not you plan to attend the Annual Meeting, you are requested to date, sign and return the proxy to the Company as promptly as possible in the enclosed envelope. The shares of the Company's common stock, par value $.005 per share (the "Common Stock"), represented by proxies will be voted in accordance with the Board of Directors' recommendations unless the proxy indicates otherwise. Any stockholder giving a proxy may revoke it at any time prior to its use by filing with the Secretary of the Company a written revocation or a proxy bearing a later date, or by voting in person at the Annual Meeting.

       The close of business on October 16, 1995 has been fixed as the record date (the "Record Date") for the determination of the stockholders entitled to receive notice of and to vote at the Annual Meeting. At such date, the Company had outstanding 9,620,898 shares of Common Stock. Each holder of Common Stock on the record date will be entitled to one vote for each share registered in such stockholder's name on each of the matters to come before the meeting. A majority of the outstanding shares of Common Stock will constitute a quorum. A list of stockholders entitled to vote will be available for examination by interested stockholders at the corporate headquarters of the Company, office of the Secretary, 500 Hyde Park, Doylestown, Pennsylvania 18901 during ordinary business hours from December 5, 1995 to the date of the meeting.

       If a stockholder abstains from voting on a proposal described in this Proxy Statement as to some or all of that stockholder's shares, that abstention will have the same effect as voting those shares against such proposal. If proxies are not furnished as to shares registered in the names of brokers or other "street name" nominees because the beneficial owner has not provided voting instructions (commonly referred to as "broker non-votes"), that will have the same effect as voting those shares against the proposal relating to increasing the authorized capital of the Company described in this Proxy Statement, but will have no effect on the outcome of the vote on the other proposals described in this Proxy Statement. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting.


       The approximate date on which this Proxy Statement and form of proxy is first being sent or given to the Company's stockholders is November 9, 1995.

       The Company's Annual Report to Stockholders for the fiscal year ended June 30, 1995 is being mailed concurrently with the mailing of this Proxy Statement. This Annual Report shall not be deemed to be soliciting material or incorporated in this Proxy Statement by reference. Brokerage houses, custodians, nominees and others may obtain additional copies of the Annual Report or this Proxy Statement by request to the Company.

                                   PROPOSAL 1.

                              ELECTION OF DIRECTORS

       Six Directors are to be elected at the Annual Meeting of Stockholders to serve one-year terms until the 1996 Annual Meeting of Stockholders and until their respective successors are elected and shall qualify. The persons named in the accompanying proxy intend to vote for the election of the nominees identified below unless authority to vote for one or more of such nominees is specifically withheld in the proxy. All except two of the nominees are currently directors of the Company and were elected Directors at the 1994 Annual Meeting of Stockholders. The Board of Directors is informed that all the nominees are willing to serve as Directors, but if any of them should decline to serve or become unavailable for election as a Director at the meeting, an event which the Board of Directors does not anticipate, the persons named in the proxy will vote for such nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of Directors accordingly.

       Nominations for the election of Directors, other than by the Board of Directors, must be made by a stockholder entitled to vote for the election of Directors by giving timely written notice to the Secretary of the Company at the Company's principal offices. Such notice must be received not less than 60 calendar days nor more than 90 calendar days prior to the meeting; provided that, if in the event that notice or prior public disclosure of the date of the meeting is given or made to the stockholders for a meeting date that is not within 30 days before or after the anniversary of the immediately preceding annual meeting of stockholders, notice by the stockholder will be timely if received not later than the close of business on the tenth calendar day following the day on which such notice was mailed or such public disclosure was made. Such stockholder's notice must be in writing and must set forth as to each proposed nominee all information relating to such person that is required to be disclosed in solicitations of proxies pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended ("Exchange Act"), including, but not limited to such person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected. Such stockholder notice must also set forth the name and address, as they appear on the Company's books, of the nominating stockholder and the class and number of shares of Common Stock beneficially owned by such stockholder.

                             THE BOARD OF DIRECTORS

       The following table sets forth information concerning the Company's nominees for Director and information concerning a Director Emeritus:

       NAME AND AGE                PRESENT POSITION WITH THE COMPANY
       ------------                ---------------------------------
       David L. Higgins (49)       Chief Executive Officer and Director since 1986.
       Gerald L. Cohn (67)         Director since 1986.
       John E. McHugh (67)         Director since 1990.
       Michael A. O'Hanlon (48)    President since 1994 and Director since 1993.
       Nathan Shapiro (59)         Nominee for Director.
       William S. Goldberg (39)    Nominee for Director.
       Sidney Luckman (78)*        Director since 1987.


------------
* Mr. Luckman does not seek re-election to the Board of Directors but is expected to be elected by the Board of Directors to the position of Director Emeritus following the Annual Meeting. As a Director Emeritus, Mr. Luckman will be permitted to attend (but not vote at) meetings of the Board of Directors.

       Mr. Higgins is the Company's Chairman and Chief Executive Officer. Mr. Higgins founded the Company and served as the Company's President until September 1994. Mr. Higgins was the President and Chief Executive Officer of Delta Health, Inc., the predecessor company to DVI, Inc. that was acquired by the Company in 1986. Prior to founding the Company, Mr. Higgins managed the North America sales and service operations of Elscint, Inc. ("Elscint"), a full-line manufacturer of diagnostic imaging equipment for two years. Previously, he held the same position for one year with Xonics Medical Systems ("Xonics"), also a full-line manufacturer of medical imaging equipment. The business and operations of Xonics were acquired by Elscint in 1983. For five years prior, Mr. Higgins served as President and Chief Executive Officer of Radiographic Development Corporation ("RDC"), which was acquired by Xonics in 1982. RDC was a manufacturer of products to upgrade diagnostic imaging equipment. Mr. Higgins also serves on the Board of Directors of Healthcare Imaging Services, Inc. ("HIS").

       Mr. Cohn is a Director of the Company and has served in that capacity since 1986. Mr. Cohn is a private investor. Mr. Cohn presently serves as a director of HIS, Diagnostic Imaging Services, Inc. ("DIS"), SMT Health Services Inc., I.V.I. Publishing, Inc. and International Metals Acquisition Corp. In addition to his responsibilities as a Director, Mr. Cohn also acts as a consultant to the Company and serves on the Company's senior credit committee. Mr. Cohn is the father of Cynthia J. Cohn, a Company Vice President.

       Mr. McHugh is a Director of the Company and has served in that capacity since 1990. Mr. McHugh was formerly the President of, and now serves in a marketing and public relations capacity with, McHugh Construction and Developers, a firm he has been associated with since 1954.

       Mr. O'Hanlon is the Company's President and Chief Operating Officer and has served as such since September 1994. Mr. O'Hanlon became a Director in November 1993. From the time Mr. O'Hanlon joined the Company in March 1993 until September 1994 he served as Executive Vice President of the Company. Before joining the Company, for nine years, he served as President and Chief Executive Officer of Concord Leasing, Inc. ("Concord Leasing"), a major source of medical, aircraft, ship and industrial equipment financing. Previously, Mr. O'Hanlon was a senior executive with Pitney Bowes Credit Corporation. Mr. O'Hanlon is a director of DIS.

       Mr. Shapiro is a founder and President of SF Investments, Inc., a registered broker/dealer in business since 1972. Since 1979 he has been a director of Baldwin & Lyons, Inc., a publicly traded property and casualty insurance company. Mr. Shapiro is also the Chairman of the investment committee of Baldwin & Lyons, Inc. He is a trustee for CT&T Funds, a family of mutual funds sponsored by Chicago Title and Trust Company. Mr. Shapiro is also a director of Amli Realty Co.

       Mr. Goldberg is currently Managing Director of GKH Partners, L.P., a private equity investment and venture capital partnership with which he has been involved since 1988. Mr. Goldberg is a current or former director and/or executive officer of several public and privately-owned companies controlled by GKH Partners, L.P. One of the general partners of GKH Partners, L.P. is HGM Associates, L.P., an investment partnership that is controlled by certain descendants of Nicholas J. Pritzker, deceased, trusts for their benefit and/or entities controlled thereby.

       Mr. Luckman is presently a Director of the Company and has served in that capacity since 1987. Mr. Luckman does not seek re-election to the Board of Directors but is expected to be elected by the Board of Directors to the position of Director Emeritus following the Annual Meeting. As Director Emeritus, Mr. Luckman will be permitted to attend (but not vote at) all meetings of the Board of Directors. Mr. Luckman is currently a national sales manager of Cellucraft Products Inc., a company engaged in the manufacturing and marketing of flexible packaging, and with which he has been associated for over 40 years. Mr. Luckman is a member of the National Football League Hall of Fame.

COMMITTEES OF THE BOARD OF DIRECTORS

       During the fiscal year ended June 30, 1995, the Company paid $500 to non-employee directors for each meeting attended in person and $100 for each meeting attended by telephone. During the fiscal year ended June 30, 1995, the Board of Directors met a total of 12 times, including actions taken by unanimous written consent.

       Each of the incumbent directors attended at least 75% of the aggregate of all meetings of the Board and committees of which he was a member held during the period he served on the Board or committee.

       The Board of Directors has a standing Executive Committee, Audit Committee and a Compensation Committee. The Executive Committee consists of Messrs. Higgins, Cohn and O'Hanlon and reviews certain policies and operations of the Company. The Executive Committee met frequently during the fiscal year ended June 30, 1995. The Board has no nominating committee.

       The Audit Committee consists of Messrs. Cohn, Luckman and McHugh and makes recommendations concerning the engagement of the Company's independent auditors, consults with the independent auditors concerning the audit plan and thereafter concerning the auditor's report and management letter. Following the Annual Meeting, Mr. Luckman will be removed from the Audit Committee and will be replaced by an independent Director. During the fiscal year ended June 30, 1995, the Audit Committee met one time.

       The Compensation Committee (the "Compensation Committee") consists of the entire Board of Directors and did not meet at any times other than in the normal course of the Board of Directors' meetings. Following the Annual Meeting, Mr. Luckman, as Director Emeritus, will not serve on the Compensation Committee. The Board of Directors, sitting as the Compensation Committee, reviews the annual compensation rates of the officers and key employees of the Company, administers the Company's compensation plans and makes recommendations in connection with such plans.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

       As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation limits the personal liability of a Director of the Company for monetary damages for breach of fiduciary duty of care as a Director. Liability is not eliminated for (i) any breach of the Director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions pursuant to
Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the Director derived an improper personal benefit.


COMPLIANCE WITH REPORTING REQUIREMENTS OF SECTION 16 OF THE EXCHANGE ACT

       Under Section 16(a) of the Exchange Act, the Company's Directors, executive officers and any persons holding 10% or more of the Company's Common Stock are required to report their ownership of Common Stock and any changes in that ownership to the Securities and Exchange Commission (the "SEC") and to furnish the Company with copies of such report. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file on a timely basis by such persons. Based solely upon a review of copies filed with the SEC during the fiscal year ended June 30, 1995, all persons subject to the reporting requirements of Section 16(a) filed all required reports on a timely basis.

COMPENSATION COMMITTEE INTERLOCK AND INSIDER PARTICIPATION

       The Compensation Committee consists of the entire Board of Directors. No Directors other than those currently serving on the Board of Directors served as members of the Compensation Committee during the last completed fiscal year. No member of that Committee, other than Messrs. Higgins, Cohn, Luckman and O'Hanlon was an officer or employee of the Company or any of its subsidiaries during the year. None of the executive officers of the Company has served on the board of directors or on the compensation committee of any other entity, any of whose officers served either on the Board of Directors or on the Compensation Committee of the Company.

                             EXECUTIVE COMPENSATION

       The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal year ended June 30, 1995 (the "1995 fiscal year"), of those persons who were, at June 30, 1995, executive officers of the Company or who served as the Company's Chief Executive Officer during the 1995 fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                  Annual Compensation             Long-Term Compensation
                                                           -------------------------------               Awards
                                                                                              ---------------------------------
Name and Principal Position             Year               Salary(1)                 Bonus    Stock Options and Grants (Shares)
-------------------------------------------------------------------------------------------------------------------------------
David L. Higgins                        1995               $200,000                   -0-                   -0-
Chairman of the Board and               1994               $176,923                   -0-                   -0-
Chief Executive Officer                 1993               $216,779                   -0-                50,000

Michael A. O'Hanlon                     1995               $228,654                   -0-               132,000(2)
President and Director                  1994               $175,000                   -0-                75,000
                                        1993               $ 77,404(3)                -0-                15,000

Richard E. Miller                       1995               $256,248(4)                -0-                   -0-
Vice President                          1994               $ 26,442(5)                -0-                70,000
                                        1993               $    -0-                   -0-                   -0-

Dominic A. Guglielmi                    1995               $169,932                   -0-                88,000(6)
Vice President                          1994               $184,545(7)                -0-                10,000
                                        1993               $ 52,885(8)                -0-                10,000

James G. Costello (9)                   1995               $159,327                   -0-                   -0-
Vice President and                      1994               $101,769(10)               -0-                25,000
Chief Financial Officer                 1993               $    -0-                   -0-                   -0-

---------------

(1) Indicates salary paid through June 30, 1995, the last regular payment date prior to the end of the 1995 fiscal year.

(2) Under the terms of Amendment No. 1 to the Stock Purchase Agreement dated as of June 14, 1995 ("Amendment No.

       1"), between the Company and MEFC Partners, L.P., Mr. O'Hanlon is entitled to receive 132,000 shares of Common Stock if stockholder approval of Proposal 3 described herein is obtained. See "Certain Transactions -- Medical Equipment Finance Corp." and Proposal 3. Based on the closing price of $11.00 for the Common Stock on the New York Stock Exchange ("NYSE") on June 14, 1995 (the date such shares were granted), the aggregate dollar value of such shares was $1.425 million. In addition, these shares will be entitled to receive only those dividends, if any, that are declared and paid after the date on which stockholder approval of Proposal 3 is obtained.

(3) Includes compensation from February 16, 1993, the date which Mr. O'Hanlon began employment with the Company.

(4) Includes a base salary of $125,000 and commissions earned for financing transactions of $131,248 for the fiscal year ended June 30, 1995.

(5) Mr. Miller's salary for the 1994 fiscal year, if stated on an annualized basis, would have been $125,000. Mr. Miller also was granted 70,000 stock options upon joining the Company in 1994.

(6) Under the terms of Amendment No. 1, Mr. Guglielmi is entitled to receive 88,000 shares of Common Stock if stockholder approval of Proposal 3 described herein is obtained. See "Certain Transactions -- Medical Equipment Finance Corp." and Proposal 3. Based on the closing price of $11.00 for the Common Stock on the NYSE on June 14, 1995 (the date such shares were granted), the aggregate dollar value of such shares was $968,000. In addition, these shares will be entitled to receive only those dividends, if any, that are declared and paid after the date on which stockholder approval of Proposal 3 is obtained.

(7) Includes a base salary of $110,000 and commissions earned for financing transactions of $74,545 for the fiscal year ended June 30, 1994.

(8) Includes compensation from January 4, 1993, the date which Mr. Guglielmi began employment with the Company. Mr. Guglielmi's salary for the 1994 fiscal year, if stated on an annualized basis, would have been $110,000. Mr. Guglielmi also received 10,000 stock options upon joining the Company.

(9)    Mr. Costello passed away on August 29, 1995.

(10) Includes compensation from October 5, 1993, the date which Mr. Costello began employment with the Company. Mr. Costello's salary for the 1994 fiscal year, if stated on an annualized basis, would have been $140,000. Mr. Costello also received 25,000 stock options upon joining the Company.


OPTION GRANTS IN 1995 FISCAL YEAR

       During the 1995 fiscal year, no stock options were granted to the executive officers listed in the Summary Compensation Table.

AGGREGATE OPTION EXERCISES IN THE LAST FISCAL YEAR END AND FISCAL YEAR END OPTION VALUES

       The following table sets forth further information for the executive officers listed in the Summary Compensation Table with respect to previously granted options.

                           Shares                            Number of Securities Underlying          Value of Unexercised
                           Acquired on Value                 Unexercised Options at                   In-The-Money Options at
Name                       Exercise (#)(1)Realized ($)(1)    Fiscal Year-End(#)                       Fiscal Year-End($)(2)
------------------------------------------------------------------------------------------------------------------------------------
                                                             Exercisable     Unexercisable            Exercisable      Unexercisable
                                                             -----------     -------------            -----------      -------------
David L. Higgins             -0-          N/A                87,500          57,500                   $344,375          -0-

Michael A. O'Hanlon          -0-          N/A                24,750          65,250                   $ 93,032          -0-

Richard E. Miller            -0-          N/A                14,000          56,000                   $ 33,250          -0-

Dominic A. Guglielmi          -0-         N/A                 6,500          13,500                   $33,688           -0-

James G. Costello             -0-         N/A                 5,000          20,000                   $15,625           -0-

----------
(1) During the 1995 fiscal year, no stock options were exercised by the named officers.
(2) Represents the difference between the closing price of the Company's Common Stock on June 30, 1995 and the exercise price of the options.

EMPLOYMENT AGREEMENTS AND INCENTIVE COMPENSATION

       The Company has not entered into any employment agreements with any of its executive officers or employees and, other than the Company's Incentive Stock Option Plan (the "Plan"), has no long-term incentive compensation plan. The Company, however, does provide short-term incentive compensation to certain executive officers through the award of quarterly and/or annual bonuses based upon certain agreed upon performance criteria.

       The Board of Directors and stockholders of the Company adopted the Plan in 1986. The Plan has been amended to increase the number of shares of Common Stock for which options could be issued. Currently, the total number of shares of Common Stock for which options could be issued is 1,250,000. Under the Plan, the number of shares which may be issued on exercise of the options is subject to adjustment by reason of stock splits or other similar capital events.

       The Plan provides for the granting of nonstatutory stock options, as well as incentive stock options to certain key employees and provides that the option price per share for options granted under the Plan must be at least 100% of the fair market value of Common Stock on the date such options were granted. Options are not transferrable under the Plan other than by will or by laws of descent and distribution, and during the participant's lifetime are exercisable only by participant.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

       The report of the Compensation Committee shall not be deemed incorporated by reference to any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

       A publicly held corporation may not, subject to limited exceptions, deduct for federal income tax purposes certain compensation paid to certain executives in excess of $1 million in any taxable year (the "Deduction Limitation"). It is not expected that compensation to executives of the Company will exceed the Deduction Limitation in the foreseeable future, and, therefore, the Company generally has not attempted to qualify any of its compensation plans, programs and arrangements for any of the exceptions to the Deduction Limitation. However, even though it is not expected that compensation to executives of the Company will exceed the Deduction Limitation in the foreseeable future, the Company has endeavored to qualify the Stock Bonus Plan (as defined below) for such an exception.

OVERVIEW AND PHILOSOPHY

       The entire Board of Directors sitting as the Compensation Committee is responsible for developing the Company's executive compensation policies. The Compensation Committee determines the compensation to be paid to the Chief Executive Officer and each of the other executives of the Company. The Compensation Committee is responsible for setting and administering the policies which govern annual compensation, the Plan, and determination of bonuses for executives.

         There are three elements in the Company's executive compensation program:

              -      Base salary compensation.

              -      Short-term incentive compensation (bonuses).

              - Long-term incentive compensation (stock options and stock grants).

In designing its compensation programs, the Company believes that executive compensation should reflect the value created for stockholders and support the Company's strategic goals. Specifically, the objectives of the program are as follows:

              - Attract and retain key executives important to the long-term success of the Company.

              - Provide incentives for performance with respect to the goals established for each executive by management.

              - Provide incentives for performance with respect to the Company's goals.

              - Align the executive's interests with those of the Company's stockholders through participation in stock based plans.

              - Reward individuals for outstanding contributions to the Company's success.

       The executive compensation program provides an overall level of compensation opportunity that is competitive within the medical equipment finance industry. Actual compensation levels may be greater or less than average competitive levels in other companies based upon annual and long-term Company performance as well as individual performance.

EXECUTIVE OFFICER COMPENSATION PROGRAM

BASE SALARY AND SHORT-TERM INCENTIVE COMPENSATION

       The Company's general approach to base salary and short-term incentive compensation is to pay salaries which when combined with bonuses are competitive with the salaries and bonuses paid to executives of other companies in the medical equipment finance industry based upon the individual's experience and past and potential contribution to the Company. As described in the Company's Proxy Statement, the base salary for the Company's executive officers for fiscal year 1995 reflects levels deemed by the Company to have been appropriate in view of the prior and expected contribution of the executives to the Company's development. The Company believes that a significant part of the overall compensation paid to executives should consist of bonuses paid annually or quarterly based on the ability of the executive to achieve specified Company, departmental and individual goals.

STOCK OPTION PLAN AND STOCK BONUS PLAN

       The Board of Directors and the Compensation Committee believe that stock ownership is a significant incentive in building stockholder wealth and aligning the interest of employees and stockholders. Stock options will only have value if the Company's stock price increases. Stock options utilize vesting periods to encourage key employees to continue in the employ of the Company. The Plan authorizes the Compensation Committee to award key employees stock options at exercise prices, vesting schedules and with terms established by the Compensation Committee.

       The Board of Directors believes that the DVI, Inc. 1995 Stock Bonus Plan (the "Stock Bonus Plan") is instrumental in securing and retaining the services of key employees of the Company by allowing them to participate in the ownership and growth of the Company through the issuance of Stock Bonus Plan shares. The Stock Bonus Plan provides key employees an additional inducement to remain in the services of the Company and provides them with an increased incentive to work towards the Company's success. The Stock Bonus Plan authorizes the Stock Bonus Plan Committee, which is comprised of members of the Board of Directors who are not employees of the Company and have not received Stock Bonus Plan shares or any other equity securities of the Company under any plans maintained by the Company at any time within one year prior to, or during, such member's term of service on the Stock Bonus Plan Committee, to, among other things, determine which key employees will receive awards of the right to receive Stock Bonus Plan shares.


October 28, 1995                                          Compensation Committee

                                                                  Gerald L. Cohn
                                                                David L. Higgins
                                                               William R. Ingles
                                                                  Sidney Luckman
                                                                  John E. McHugh
                                                             Michael A. O'Hanlon


PRICE PERFORMANCE GRAPH

       Set forth below is a line graph comparing the Company's total stockholder return on Common Stock with the S&P 500 Index ("S&P"), and the Bridge Leasing Company Index for listed stocks ("Lease Co. Index"), as of the market close on June 30, 1990 through the end of the fiscal year ended June 30, 1995.

                                PERFORMANCE CHART


                                06/29/90  06/28/91  06/30/92  06/30/93  06/30/94  06/30/95
                                --------  --------  --------  --------  --------  --------
- DVI, INC.                      100.0      166.6     179.8     107.8     182.2     225.4
* S&P 500 COMPOSITE INDEX        100.0      107.4     121.7     138.3     139.9     176.7
X - LEASE CO. INDEX              100.0      111.9     118.8     171.8     191.0     273.5


                                      DATE

                DATA PERIOD: JUNE 30, 1990 THROUGH JUNE 30, 1995

                              CERTAIN TRANSACTIONS

       DIAGNOSTIC IMAGING SERVICES, INC. Subsequent to the Company's initial investment in IPS Health Care, Inc. ("IPS") in November 1992, the Company made additional investments in common and preferred stock of IPS, financed various leasing transactions for magnetic resonance imaging and other equipment, and entered into several restructuring agreements with IPS. In those restructuring agreements, IPS issued several series of convertible preferred stock to the Company in exchange for cash, equipment and an exchange of debt obligations of IPS previously held by the Company. Through these restructurings, the Company also obtained the right to appoint representatives to IPS's Board of Directors.

       In 1994, the businesses of IPS and Diagnostic Imaging Services, Inc. ("DIS") were combined through a merger (the "IPS Merger"). In the IPS Merger, each outstanding share of common stock of DIS was converted into approximately
4.69 shares of common stock of IPS ("IPS Common Stock"). In addition, each stockholder of DIS received on a pro rata basis (based on each such stockholder's percentage ownership of DIS Common Stock immediately prior to the IPS Merger), options and warrants to purchase additional shares of IPS Common Stock that are substantially identical in number and terms to the options and warrants issued by IPS and outstanding immediately prior to the IPS Merger. As a result of the IPS Merger, Norman Hames, who formerly was the beneficial owner of approximately 95% of the outstanding capital stock of DIS, and the other four stockholders of DIS acquired 50% of the IPS Common Stock.

       In September 1994, following the completion of the IPS Merger, the Company exchanged all the preferred stock of IPS owned by the Company for two new series of convertible redeemable preferred stock (Series F and Series G) of IPS. The exchange agreement also provided for the exchange of certain assets and liabilities of IPS valued at approximately $164,000, the return to IPS of IPS debt obligations valued at approximately $4.0 million, assumption by the Company of certain assets and liabilities of IPS, and the return of certain equipment previously used by the Company to IPS. The Company did not record a gain or loss on any of the restructuring transactions.

       Subsequent to the IPS Merger and the exchange and the other transactions described above, IPS changed its name to DIS.


       The approximately 4.5 million shares of DIS convertible preferred stock now held by the Company have an aggregate liquidation preference of approximately $4.5 million, are redeemable at the option of DIS for approximately $4.5 million plus accrued dividends, and are convertible into common stock of DIS at $2.42 per share for the Series F convertible preferred stock and $1.00 per share for the Series G convertible preferred stock. In addition, the majority shareholder of DIS has the right to repurchase the DIS convertible preferred stock for approximately $4.5 million, plus accrued dividends, through September 2001. The Company also owns approximately 9% of DIS's issued and outstanding common stock. Following the completion of the IPS Merger, the Company's representatives (Mr. Higgins and Mr. Turek) resigned from the Board of Director of IPS. Upon completion of the IPS Merger, new representatives of the Company (Mr. Cohn and Mr. O'Hanlon) became members of the board of directors of DIS.


       MEDICAL EQUIPMENT FINANCE CORP. In January 1993, the Company acquired all of the outstanding shares of common stock of Medical Equipment Finance Corp. ("MEF Corp.") from MEFC Partners L.P., a Delaware limited partnership ("MEFC Partners"). Under the terms of the original purchase agreement, the purchase price was payable before October 15, 1998 in cash or Common Stock of the Company, as elected by the Company. As initially structured, the purchase price was to be determined as a percentage of the after-tax earnings of the MEF Corp. division of the Company during the sixty-six month period following the date of acquisition. During the year ended June 30, 1995, management entered into negotiations with the former shareholders of MEF Corp. to revise certain terms of the purchase agreement. The Company and the former shareholders of MEF Corp. agreed in June 1995 to set the purchase price of MEF Corp. at 400,000 shares of Common Stock (the "MEFC Shares"). Issuance of the MEFC Shares is subject to stockholder approval. See Proposal 3. Michael A. O'Hanlon (President, Chief Operating Officer and a Director of the Company), Dominic A. Guglielmi (Vice President of the Company) and Mark H. Idzerda (an employee of DVI Financial Services) are general partners of MEFC Partners and pursuant to the terms of Amendment No. 1 are entitled to receive 132,000, 88,000 and 80,000 of the MEFC Shares, respectively, if stockholder approval is obtained. In addition, the MEFC Partners have been granted certain registration rights with respect to the MEFC Shares.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

       The following table sets forth information regarding beneficial ownership of shares of Common Stock as of September 30, 1995 by each stockholder known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, each director, each nominee for election as director and all current officers and directors as a group. Persons named in the following table have sole voting and investment powers with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and other information contained in the footnotes to the table. Information with respect to beneficial ownership is based upon the Company's Common Stock records and data supplied to the Company by its stockholders.

                                                       AMOUNT AND
                                                       NATURE OF
         NAME AND ADDRESS OF                           BENEFICIAL                   PERCENT
         BENEFICIAL OWNER                              OWNERSHIP                    OF CLASS
         -------------------                           ----------                   --------
         David L. Higgins**                           356,630(1)(2)                     3.7%
         Gerald L. Cohn***                         431,004(3)(4)(5)                     4.4%
         William R. Ingles**                              21,666(4)                     *
         Sidney Luckman***                             66,701(4)(6)                     *
         John E. McHugh***                             50,399(4)(7)                     *
         Nathaniel Shapiro***                              4,100(8)                     *
         William S. Goldberg***                                  --                     --
         Michael A. O'Hanlon***                   41,573(9)(10)(11)                     *
         Canadian Imperial Bank of
         Commerce Trust Company (Bahamas)
         Limited****                              2,200,720(12)(13)                     21.3%
         Granite Capital, L.P.*****                     608,779(14)                     6.2%
         All directors & officers as a
         group (12 persons)                   1,158,280(11)(15)(16)         11.5%(11)(15)(16)



       *      Less than 1%
       **     4041 MacArthur Boulevard, Suite 401, Newport Beach, California
              92660
       ***    500 Hyde Park, Doylestown, Pennsylvania 18901
       ****   P.O. Box N-3933, Nassau, Bahamas
       *****  375 Park Avenue, 18th Floor, New York, New York 10152


       (1) Includes 100,000 shares of Common Stock which may be purchased on the exercise of stock options granted under the Plan.
       (2) Includes 2,380 shares of Common Stock held through the Company's Employee Savings Plan.

       (3) Does not include (i) 46,500 shares of Common Stock held of record by Cynthia J. Cohn, who is a Vice President of the Company and one of Mr. Cohn's daughters, in her capacity as trustee of the Cynthia
              J. Cohn Revocable Trust, (ii) 15,000 shares of Common Stock held of record by a trust established for the benefit of Shelley Cohn Schmidt, another of Mr. Cohn's daughters, (iii) 9,750 shares of Common Stock held of record by a trust established for the benefit of Clayton Schmidt, Mr. Cohn's grandchild, and (iv) 1,000 shares of Common Stock held of record by Blake Schmidt, Mr.
              Cohn's grandchild, as to all of which Mr. Cohn disclaims any beneficial interest.

       (4) Includes 16,666 shares of Common Stock which may be purchased on the exercise of stock options granted under the Plan.

       (5) Includes an aggregate of 94,338 shares of Common Stock issuable upon conversion of the Company's 9-1/8% Convertible Subordinated Notes Due 2002 (the "Notes") that are held by (i) The Hanna S. and Samuel A. Cohn Memorial Foundation (the "Foundation"), which is a charitable enterprise of which Mr. Cohn is the President and a Board member, and (ii) The Gerald L. Cohn Revocable Trust, which is a trust of which Mr. Cohn is a co-trustee and the sole beneficiary. Mr. Cohn has no financial interest in the Foundation, but may be deemed for securities laws purposes to be the beneficial owner of the securities owned by the Foundation by reason of his positions with the Foundation.
       (6) Includes an aggregate of 37,735 shares of Common Stock issuable upon the conversion of Notes held by Guarantee and Trust Company FBO Sidney Luckman Individual Retirement Account. Does not include
              (i) 80,000 shares of Common Stock held of record by various trusts established for the benefit of certain members of Mr. Luckman's family, of which either Robert Luckman (Mr. Luckman's son) or another individual is the trustee, or (ii) an aggregate of 28,299 shares of Common Stock issuable upon the conversion of Notes that are held by (A) Luckman Family Ventures, a limited partnership in which Robert Luckman is the general partner and certain of the grandchildren of Sidney Luckman are limited partners, (B) Richard Weiss and Gail Weiss, Jtwros, who are the son-in-law and daughter, respectively, of Sidney Luckman or (C) Robert Luckman, as to all of which Sidney Luckman disclaims any beneficial ownership.
       (7) Does not include an aggregate of 23,584 shares of Common Stock issuable upon conversion of Notes that are held by Brenda McHugh, the wife of Mr. McHugh.
       (8) Includes (i) 3,000 shares of Common Stock held of record by Mr. Shapiro and (ii) 1,100 shares of Common Stock held of record by SF Investments, Inc., a privately held registered broker-dealer, 90% of the common stock of which is owned by Mr. Shapiro. Does not include 25,000 shares of Common Stock that are held of record by Baldwin & Lyons, Inc., a publicly traded insurance company, in which Mr. Shapiro is a director, as to all of which Mr. Shapiro disclaims any beneficial interest.

       (9) Includes 24,750 shares of Common Stock which may be purchased on the exercise of stock options granted under the Plan.
       (10) Includes 1,573 shares of Common Stock held through the Employee Savings Plan.
       (11) Does not include 132,000 shares of Common Stock which Mr. O'Hanlon, a former shareholder of MEF Corp., may become entitled to receive in connection with the Company's acquisition of MEF Corp. See Proposal No. 3.
       (12) Held by Canadian Imperial Bank of Commerce Trust Company (Bahamas) Limited ("CIBC"), as trustee of trusts for the benefit of the grandchildren of A.N. Pritzker, deceased. Does not include 56,339 shares of Common Stock owned by a partnership comprised of trusts for the benefit of members of the Pritzker Family. CIBC is not the trustee of such trusts. As used herein, the term "Pritzker Family" refers to the lineal descendants of Nicholas J. Pritzker, deceased.
       (13) Includes an aggregate of 716,981 shares of Common Stock issuable upon conversion of Notes that are held by CIBC.
       (14) Includes an aggregate of 188,679 shares of Common Stock issuable upon conversion of Notes that are held by Granite Capital, L.P.
       (15) Includes 127,000 shares which may be purchased on the exercise of stock options granted under the Plan, in addition to those shares that may be purchased on the exercise of options set forth in footnotes (1), (4) and (9).
       (16) Does not include 88,000 shares of Common Stock which Dominic A. Guglielmi, a vice president of the Company and a former shareholder of MEF Corp., may be entitled to receive in connection with the Company's acquisition of MEF Corp. See Proposal No. 3.


VOTE REQUIRED; BOARD RECOMMENDATION

       The affirmative vote of a majority of the shares of Common Stock present and voting in person or by proxy at the Annual Meeting is required for the election of each nominee specified in this proposal. The Board of Directors unanimously recommends that you vote FOR the election of each nominee specified in this proposal. Proxies solicited by the Board of Directors will be voted for the nominees specified in this proposal unless authority to vote for one or more of such nominees is specifically withheld in the proxy.

                                   PROPOSAL 2

          PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION

DESCRIPTION OF PROPOSED AMENDMENT

       At the Annual Meeting, there will be presented to the stockholders a proposal to amend the Company's Certificate of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue from 13,000,000 to 75,000,000. The Board of Directors has determined that an increase in the Company's authorized Common Stock is in the best interests of the Company and its stockholders. The Company's ability to grow in the future will depend on its access to new sources of financing. These sources may include the issuance and sale of additional shares of Common Stock in one or more public and/or private transactions. At October 16, 1995, 9,620,898 shares were issued and outstanding and an additional 3,347,685 shares were reserved for issuance on exercise of various outstanding options and warrants. As a result, only 31,417 shares remained authorized and available for issuance at the date of this Proxy Statement. If a sufficient number of authorized shares of Common Stock were not available and the authorization of the increase in the authorized number of such shares were to be postponed until a specific need arose, the delay and expense incident to obtaining the approval of the Company's stockholders at that time might significantly impair the Company's ability to meet its objectives. Furthermore, additional shares of Common Stock are necessary for issuance in connection with (i) the acquisition of MEF Corp. (See Proposal 3) and (ii) the establishment of the DVI, Inc. 1995 Stock Bonus Plan (See Proposal 4). The Board of Directors frequently reviews acquisition opportunities, some of which might involve the issuance of Common Stock. At the date of this Proxy Statement, the Company has not entered into any definitive arrangement for any such acquisitions.

       If the proposal is approved, the additional shares of Common Stock will be available for issuance from time to time for such purposes and for such consideration as the Board of Directors may approve without the need to obtain the approval of the Company's stockholders, other than as required by the rules of the New York Stock Exchange. At the date of this Proxy Statement, the Company has no definitive plans to issue additional shares of Common Stock.

       If this proposal is approved, the first paragraph of Article FOURTH of the Company's Certificate of Incorporation will be amended and restated in its entirety as follows:

              "FOURTH: The Corporation is authorized to issue 75,100,000 shares of capital stock, of which 75,000,000 shares shall be Common Stock, par value $.005 per share, and 100,000 shares shall be Preferred Stock, par value $10.00 per share."

VOTE REQUIRED; BOARD RECOMMENDATION

       The affirmative vote of a majority of the outstanding shares of Common Stock on the Record Date is required for the proposed amendment to the Certificate of Incorporation. The Board of Directors unanimously recommends that you vote FOR this proposal. Proxies solicited by the Board of Directors will be voted FOR this proposal unless a vote against the proposal or abstention is specifically indicated.

                                   PROPOSAL 3

   PROPOSAL TO RATIFY AND APPROVE AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

DESCRIPTION OF AMENDMENT NO. 1

       At the Annual Meeting, there will be presented to the stockholders a proposal to (i) ratify and approve Amendment No. 1 to Stock Purchase Agreement, dated as of June 14, 1995 ("Amendment No. 1"), between the Company and MEFC Partners; and (ii) authorize and approve the issuance of an aggregate of 400,000 shares of Common Stock pursuant to the terms of Amendment No. 1.

       In January 1993, the Company acquired all the outstanding shares of common stock of MEF Corp. from MEFC Partners pursuant to a Stock Purchase Agreement dated as of January 6, 1993 (the "Agreement"), between the Company and the MEFC Partners. Under the terms of the Agreement, the purchase price was payable before October 15, 1998 in cash or Common Stock of the Company, as elected by the Company. As initially structured, the purchase price was to be determined as a percentage of the after-tax earnings of the MEF Corp. division of the Company during the sixty-six month period following the date of the acquisition. During the year ended June 30, 1995, the Company entered into negotiations with the former shareholders of MEF Corp. to revise certain terms of the Agreement. The reason for the amendment was that due to the integration of the former MEF Corp. personnel and business relationships into the Company's business, the concept of segregating the earnings of the "MEF Corp. division" as contemplated by the Agreement was becoming increasingly impractical and was likely to result in substantial uncertainties. Due to this fact and because of changes in the Company's business, it was not possible for the Company to compute the number of shares to which MEFC Partners would have been entitled under the original provisions of the Agreement. Based on negotiations between the Company and MEFC Partners, the Company and the former shareholders of MEF Corp. agreed in June 1995 to set the purchase price of MEF Corp. at 400,000 shares of Common Stock (the "MEFC Shares") pursuant to the terms of Amendment No. 1.

       Under the rules of the NYSE (on which the Common Stock is listed), issuance of the MEFC Shares requires the approval of the Company's stockholders because certain of the Company's officers have an interest in the transaction. Michael A. O'Hanlon (President, Chief Operating Officer and a Director of the Company), Dominic A. Guglielmi (Vice President of the Company) and Mark H. Idzerda (an employee of DVI Financial Services) are general partners of MEFC Partners and pursuant to the terms of Amendment No. 1 will be entitled to receive 132,000, 88,000 and 80,000 of the MEFC Shares, respectively, if stockholder approval is obtained. In addition, the MEFC Partners have been granted certain registration rights with respect to the MEFC Shares. See "Certain Transactions - Medical Equipment Finance Corp."

       On June 8, 1995 the Board of Directors approved and recommended for submission to the Company's stockholders for their approval the terms of Amendment No. 1 and the issuance of the MEFC Shares thereunder. Amendment No. 1 is conditioned on, among other things, the approval of stockholders of the issuance of the MEFC Shares. The Board of Directors has determined, based on the considerations described above, that the issuance of the MEFC Shares to the MEFC Partners pursuant to the terms of Amendment No. 1 is in the best interests of the stockholders and the Company and believes that the acquisition of MEF Corp. was an important part of the Company's strategy of continued future growth.

       A copy of the Amendment is attached as Annex 1 to this Proxy Statement.

VOTE REQUIRED; BOARD RECOMMENDATION

       Under the rules of the NYSE, the affirmative vote of a majority of the outstanding shares of Common Stock present and voting in person or by proxy at the Annual Meeting is required for ratification and approval of Amendment No. 1 and authorization and approval of the issuance of the MEFC Shares in accordance with the terms of Amendment No. 1, provided that the total vote cast represents over 50% in interest of all shares of Common Stock entitled to vote on this proposal. The Board of Directors unanimously recommends that you vote FOR this proposal. Proxies solicited by the Board of Directors will be voted FOR this proposal unless a vote against the proposal or abstention is specifically indicated.

                                   PROPOSAL 4

       PROPOSAL TO RATIFY AND APPROVE THE DVI, INC. 1995 STOCK BONUS PLAN

DESCRIPTION OF 1995 STOCK BONUS PLAN

       On June 8, 1995 the Board of Directors adopted and recommended for submission to stockholders for their approval the DVI, Inc. 1995 Stock Bonus Plan (the "Stock Bonus Plan"). The Stock Bonus Plan will permit the Company to issue up to 200,000 shares of Common Stock in the aggregate (the "Stock Bonus Plan Shares") to certain key employees. These employees will include Michael A. O'Hanlon, the Company's President and Chief Operating Officer, and Dominic A. Guglielmi, a Vice President of the Company. See "Certain Transactions -- Medical Equipment Finance Corp." Except with respect to certain changes in the Company's capital structure, the aggregate number of shares of Common Stock that may be awarded under the Stock Bonus Plan to any participant may not exceed 100,000 shares.

       The Stock Bonus Plan Shares may be issued by the Company on the earlier to occur of (i) such time on or prior to December 31, 1998 as the last sales price (as reported in the consolidated reporting system of the New York Stock Exchange, Inc. (the "NYSE")) of the Common Stock is $16.00 per share or higher for 30 consecutive calendar days, provided that any such employee entitled to Stock Bonus Plan Shares under the Stock Bonus Plan must be employed by the Company during the above described 30-day period in order to receive Stock Bonus Plan Shares or (ii) a Sale of the Company (as defined below) in which the consideration to be received for each share of Common Stock is $13.00 or higher. The determination of the Stock Bonus Plan Committee (as defined below) as to the occurrence of either condition shall be final and conclusive. "Sale of the Company" is defined in the Stock Bonus Plan as the earliest to occur of the following events, whether in one transaction or a series of related transactions: (a) any sale, lease, exchange or transfer of all or substantially all of the assets of the Company and/or its subsidiaries to any party other than an affiliate of the Company; or (b) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) shall become the "beneficial owner" (as defined in Rule 13d-3 and 13d-5 under the Exchange Act except where a person is deemed to have acquired beneficial ownership by virtue of Rule 13-3(d)(1)(i) under the Exchange Act), directly or indirectly, of 75% or more of the total voting power of all classes of capital stock then outstanding of the Company normally entitled to vote in the election of Directors.


       The Plan will be administered by a committee (the "Stock Bonus Plan Committee") comprised of members of the Board of Directors who are not employees of the Company and have not received Stock Bonus Plan Shares or any other equity securities of the Company under any plans maintained by the Company at any time within one year prior to, or at any time during, such member's term of service on the Stock Bonus Plan Committee. The Stock Bonus Plan Committee shall have the exclusive authority to, among other things, (i) construe and interpret the Stock Bonus Plan, (ii) subject to the provisions of the Stock Bonus Plan, to determine the participants who will receive awards of the right to receive Stock Bonus Plan Shares, (iii) award the right to receive Stock Bonus Plan Shares under the Stock Bonus Plan, (iv) contest any ruling or decision relating to the Stock Bonus Plan, and (v) determine whether income tax withholding will be required under the Stock Bonus Plan. The determinations by the Stock Bonus Plan Committee will be final and conclusive. Each award of the right to receive Stock Bonus Plan Shares shall be subject to payment by the participant of the par value for the Stock Bonus Plan Shares awarded, the conditions specified above and such other conditions, not inconsistent with the Stock Bonus Plan, as the Stock Bonus Plan Committee shall deem appropriate. In the event the conditions described above fail to occur, the Stock Bonus Plan will terminate on December 31, 1998.

       The Board of Directors believes that the Stock Bonus Plan is instrumental in securing and retaining the services of key employees of the Company by allowing them to participate in the ownership and growth of the Company through the issuance of Stock Bonus Plan Shares. The Stock Bonus Plan provides key employees an additional inducement to remain in the service of the Company and provides them with an increased incentive to work towards the Company's success.

       A copy of the Stock Bonus Plan is attached on Annex 2 to this Proxy Statement.

VOTE REQUIRED; BOARD RECOMMENDATION

       Section 16(b) of the Exchange Act, and the rules promulgated thereunder ("Rule 16b-3") and the Rules of the NYSE require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting for approval of the Stock Bonus Plan, provided that the total vote cast represents over 50% in interest of all shares of Common Stock entitled to vote on this proposal. The Board of Directors unanimously recommends that you vote for this proposal. Proxies solicited by the Board of Directors will be voted for this proposal unless a vote against the proposal or abstention is specifically indicated.

                                   PROPOSAL 5

                  PROPOSAL TO RATIFY APPOINTMENT OF ACCOUNTANTS


       The Company proposes to select Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending June 30, 1996. Deloitte & Touche LLP has been the independent accountants for the Company since May 1987. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and to make such statements as they may desire.


VOTE REQUIRED; BOARD RECOMMENDATION

       The affirmative vote of a majority of the outstanding shares of Common Stock present and voting in person or by proxy at the Annual Meeting is required to ratify the appointment of Deloitte & Touche LLP as the Company's independent certified public accountants. The Board of Directors unanimously recommends that you vote FOR the ratification of Deloitte & Touche LLP as the Company's independent certified public accountants. Proxies solicited by the Board of Directors will be voted for the proposal unless a vote against the proposal or an abstention is specifically indicated.

                          ANNUAL REPORT TO STOCKHOLDERS


       The Company's Annual Report to Stockholders for the fiscal year ended June 30, 1995 (the "Annual Report"), which is being mailed concurrently with the mailing of this Proxy Statement, contains the consolidated financial statements of the Company. Such consolidated financial statements, including the notes thereto and management's discussion and analysis of financial condition and results of operations (collectively, the "Financial Statements"), are incorporated by reference herein and are considered a part of the proxy soliciting material. Except for the Financial Statements, the Annual Report is not incorporated in this Proxy Statement and is not considered a part of the proxy soliciting material.


                  STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

       The Company has received no stockholder proposals to be voted on at this meeting. Appropriate stockholder proposals which are intended to be presented at the 1996 Annual Stockholder's Meeting must be received by the Company no later than June 30, 1996, in order to be included in the 1996 proxy materials.

                                  OTHER MATTERS

       All expenses in connection with the solicitation of proxies will be paid by the Company. The Company may pay brokers, nominees, fiduciaries or other custodians for their reasonable expenses in sending proxy materials to, and obtaining instructions from persons for whom they hold stock of the Company. The Company expects to solicit proxies primarily by mail, but directors, officers and other employees of the Company may also solicit proxies in person or by telephone, telex or telegraph.

       As of the date of this Proxy Statement, the management has no knowledge of any matters to be presented at the meeting other than those referred to above. If any other matters properly come before the meeting, the persons named in the accompanying form of proxy intend to vote such proxy in accordance with their best judgment.


                                        By Order of the Board of Directors

                                        /s/ Melvin C. Breaux

                                        Melvin C. Breaux
                                        Secretary

October 28, 1995



STOCKHOLDERS MAY OBTAIN WITHOUT CHARGE, A COPY OF THE COMPANY'S 1995 ANNUAL REPORT ON FORM 10-K BY SENDING A WRITTEN REQUEST TO CORPORATE COMMUNICATIONS, DVI, INC., 4041 MacARTHUR BOULEVARD, SUITE 401, NEWPORT BEACH, CALIFORNIA 92660.

                                                                         ANNEX 1

                                                                  EXECUTION COPY


                   AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT


       AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT ("Amendment") dated as of June 14, 1995 between DVI, INC. (formerly known as DVI HEALTH SERVICES CORPORATION), a Delaware corporation ("Buyer"), and MEFC PARTNERS L.P., a Delaware limited partnership ("Seller").

       WHEREAS, Buyer and Seller (i) have entered into a Stock Purchase Agreement dated as of January 6, 1993 (the "Agreement") relating to the purchase by Buyer and the sale by Seller of all of the common stock, par value $.01 per share, of Medical Equipment Finance Corporation (all capitalized terms not otherwise defined in this Amendment are used herein as defined in the Agreement) and (ii) desire to amend the Agreement pursuant to Section 9.6 thereof upon the terms hereinafter set forth.

       NOW THEREFORE, in consideration of the premises, the mutual covenants, representations, warranties and agreements set forth in this Agreement, and of other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto, intending legally to be bound, hereby covenant and agree as follows:

       1. Amendments to Agreement. Subject to the conditions of Section 2 hereof, Section 1.2 of the Agreement is hereby amended in its entirety as follows:

          "1.2 Consideration. In consideration of the sale of the Shares, Buyer shall deliver to Seller, as the purchase price for the Shares, an aggregate of 400,000 shares of the common stock, par value $.01 per share, of the Buyer (the "DVI Common Stock") at such time as the conditions set forth in Section 2 are satisfied. Each of Buyer and Seller shall account for and report the issuance of the shares of DVI Common Stock as purchase price for the Shares."

       2. Conditions to Effectiveness. This Amendment is subject to the satisfaction in full of the following conditions precedent:

           (a) Each of Buyer and Seller shall have received fully executed counterparts of this Amendment;

           (b) Buyer shall have filed an amended Listing Application with the New York Stock Exchange (the "NYSE") and received the approval of the NYSE with respect thereto (subject to official notice of issuance);

           (c) Buyer shall have made such filings and received such approvals as may be required under federal and state securities laws for the issuance of the shares of DVI Common Stock pursuant to Section 1 hereof;

           (d) The issuance of the DVI Common Stock shall have been approved by the stockholders of Buyer; and

           (e) Seller shall have received one or more certificates evidencing the shares of DVI Common Stock to be acquired by it hereunder.

       3.  Representations and Warranties.

           (a) Buyer represents and warrants to Seller that:

               (i) This Amendment has been duly authorized, executed and delivered by Buyer and constitutes a valid and legally binding obligation of Buyer, enforceable in accordance with its terms;

               (ii) No consent, approval, authorization, order, registration or qualification of or with any governmental authority or other entity or person is required for the consummation by Buyer of the transactions contemplated by this Amendment;

               (iii) The shares of DVI Common Stock to be issued to Seller have been duly authorized and, when issued and delivered against payment therefor as provided herein, will be duly and validly issued and fully paid and nonassessable; good and valid title to each of the shares of DVI Common Stock will be transferred by Buyer to Seller, free and clear of any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (other than restrictions on transfer imposed by the Securities Act (as hereinafter defined) or the applicable securities laws of any State); and

               (iv) The representations and warranties of Buyer contained in the Agreement are true and correct on and as of the date hereof as if such representations and warranties had been made on and as of the date hereof (except to the extent such representation and warranties relate to an earlier date).

           (b) Seller represents and warrants to Buyer that:

               (i) This Amendment has been duly authorized, executed and delivered by Seller and constitutes a valid and legally binding obligation of Seller, enforceable in accordance with its terms;

               (ii) No consent, approval, authorization, order, registration or qualification of or with any governmental authority or other entity or person is required for the consummation by Seller of the transactions contemplated by this Amendment;

               (iii) (A) Seller is acquiring the shares of DVI Common Stock hereunder for its own account and with no intention of distributing or selling such shares except for distribution thereof to its partners. Seller understands that the shares of DVI Common Stock being acquired by it hereunder have not been (and are not being) registered under the Securities Act by reason of their contemplated issuance in transaction(s) exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, and that the reliance of Buyer on such exemption from registration is predicated in part on the representations and warranties of Seller hereunder.

                     (B) Seller agrees that it will not sell or otherwise dispose of any share(s) of DVI Common Stock acquired by it hereunder unless such sale or other disposition has been registered or is exempt from registration under the Securities Act and has been registered or qualified or is exempt from registration or qualification under applicable securities laws of any State.

                     (C) Seller understands that a restrictive legend consistent with the foregoing has been or will be placed on the certificates evidencing the shares of DVI Common Stock to be issued to it hereunder, and related stop transfer instructions will be noted in the transfer records of Buyer and/or its transfer agent for such shares of capital stock; and

               (iv) the representations and warranties of Seller contained in the Agreement are true and correct on and as of the date hereof as if such representations and warranties had been made on and as of the date hereof (except to the extent such representation and warranties relate to an earlier date).

       4.  Miscellaneous.

           (a) Full Force and Effect. Except as expressly set forth herein, this Amendment does not constitute a waiver or modification of any provision of the Agreement. Except expressly amended hereby, the Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof. As used in the Agreement, the terms "the Agreement," "herein," "hereof," "hereinafter," "hereto" and words of similar import, shall, unless the context otherwise requires, mean the Agreement as amended by the Amendment. References to the terms "Agreement" appearing in the Exhibits or Schedules to the Agreement, shall, unless the context otherwise requires, mean the Agreement as amended by this Amendment.

           (b) Headings and terms. The headings in this Amendment are for purposes of reference only and shall not be considered in construing this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

           (c) Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original and all together shall constitute one agreement.

           (d) Law Governing. This Agreement shall be construed and enforced in accordance with and shall be governed by the laws of the State of New York, without giving effect to its conflict of laws provisions.

           (e) Public Announcements. Buyer and Seller each hereby agrees it will not issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this Amendment, the transactions contemplated hereby or agreements or transactions referred to herein without the prior approval of the other party except as may be required by applicable law.


       IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

                                   BUYER:

                                   DVI, INC. (FORMERLY KNOWN AS DVI HEALTH
                                   SERVICES CORPORATION), a Delaware corporation


                                   By: /s/ David L. Higgins
                                       -----------------------------------------
                                       Name: David L. Higgins
                                       Title: Chief Executive Officer

                                   SELLER:

                                   MEFC PARTNERS L.P., a Delaware limited
                                   partnership


                                   By: /s/ Dominick Guglielmi
                                       -----------------------------------------
                                       Name:  Dominick Guglielmi
                                       Title: General Partner

                                   By: /s/ Mark Irzerda
                                       -----------------------------------------
                                       Name:  Mark Irzerda
                                       Title: General Partner

                                                                         ANNEX 2


                                    DVI, INC.
                              1995 STOCK BONUS PLAN

1.     Preamble.

       DVI, Inc., a Delaware corporation (the "Company"), has established this DVI, Inc. 1995 Stock Bonus Plan, (as set forth herein and as amended from time to time the "Plan") as a means whereby the Company may provide key employees who have substantial responsibilities for the direction and management of the Company and its Subsidiaries (as hereinafter defined) with additional incentive to promote the success of the businesses operated by the Company and its Subsidiaries.

2.     Definitions.

       2.01 "Affiliate" means, with respect to any person or entity, any person or entity who or which, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such person or entity.

       2.02 "Award Date" means the date upon which rights to receive shares of Bonus Stock are awarded to a Participant under the Plan.

       2.03 "Board" or "Board of Directors" means the board of directors of the Company.

       2.04 "Bonus Stock" means Common Stock awarded to a Participant pursuant to this Plan and subject to the restrictions contained in Section 6.

       2.05 "Bonus Stock Agreement" means an agreement, substantially in the form of Exhibit A hereto, or such other agreement as the Committee shall from time to time approve to memorialize an award pursuant to hereto.

       2.06 "Committee" shall initially mean the Compensation Committee of the Board of Directors (so long as it meets the requirements of this Section), or, in the event the Compensation Committee fails to meet such requirements, such other committee selected by the Board which is comprised exclusively of Directors, provided that each member of the Committee (a) shall not, at any time within one year prior to, or at any time during such member's term of service on the Committee, have received any award of Bonus Stock under the Plan or any other equity security under any other plan maintained by the Company or any of its affiliates, except as permitted pursuant to the provisions of Rule 16b-3(c)(2)(i) of the Exchange Act or any successor rule thereto; and (b) shall be an outside Director as determined under Proposed Regulation 26 CFR Section 1.162-27(e)(3) or any final or successor regulation thereto.

       2.07 "Common Stock" means the common stock of the Company, $.005 par value.

       2.08 "Director" means a member of the Board.

       2.09 "Exchange Act" shall mean the Securities Exchange Act of 1934, as it exists now or from time to time may hereafter be amended.

       2.10 "Fair Market Value" means for the relevant day:

            (a) If shares of Common Stock are listed or admitted to unlisted trading privileges on any national or regional securities exchange, the last reported sale price, regular way, on the composite tape of that exchange on the day Fair Market Value is to be determined;

            (b) If the Common Stock is not listed or admitted to unlisted trading privileges as provided in paragraph (a), and if sales prices for shares of Common Stock are reported by the National Association of Securities Dealers, Inc. Automated Quotations, Inc. National Market System ("NASDAQ System"), then the last sale price for Common Stock reported as of the close of business on the day Fair Market Value is to be determined, or if no such sale takes place on that day, the average of the high bid and low asked prices so reported; if Common Stock is not traded on that day, the next preceding day on which such stock was traded; or

            (c) If trading of the Common Stock is not reported by the NASDAQ System or on a stock exchange, Fair Market Value will be determined by the Committee based upon the best available data, which determination shall be conclusive for all purposes.

       2.11 "Participant" means an employee of the Company to whom rights to receive Bonus Stock have been awarded under the Plan.

       2.12 "Sale of the Company" means the earliest to occur of the following events, whether in one transaction or a series of related transactions:

             (a) any sale, lease, exchange or transfer of all or substantially all of the assets of the Company and/or its Subsidiaries to any party other than an Affiliate of the Company; or

             (b) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) shall become the "beneficial owner" (as defined in Rule 13d-3 and 13d-5 under the Exchange Act except where a person is deemed to have acquired beneficial ownership by virtue of Rule 13-3(d)(1)(i) under the Exchange Act), directly or indirectly, of 75% or more of the total voting power of all classes of capital stock then outstanding of the Company normally entitled to vote in the election of Directors.

       2.13 "Securities Act" means the Securities Act of 1933, as it exists now or from time to time may hereafter be amended.

       2.14 "Subsidiary" means any corporation or other entity of which the majority voting power or equity interest is owned directly or indirectly by the Company.

3.     Stock Subject to the Plan.

       Except as otherwise provided in Section 8, the aggregate number of shares of Common Stock that may be awarded as Bonus Stock under this Plan may not exceed 200,000 shares. Shares of Common Stock reserved for issuance pursuant to this Plan may be either authorized but unissued shares or treasury shares, in the Board's discretion. If any award of rights to receive Bonus Stock hereunder shall terminate or expire, as to any number of shares, new rights to receive Bonus Stock may thereafter be awarded with respect to such shares. Except as otherwise provided in Section 8, the aggregate number of shares of Common Stock that may be awarded as Bonus Stock to any Participant may not exceed 100,000.

4.     Administration.

       The Plan shall be administered by the Committee. In addition to any other powers set forth in this Plan, the Committee has the exclusive authority:

             (a) to construe and interpret the Plan, and to remedy any ambiguities or inconsistencies therein;

             (b) to establish, amend and rescind appropriate rules and regulations relating to the Plan;

             (c) subject to the express provisions of the Plan, to determine the Participants who will receive awards of rights to receive Bonus Stock, the times when Participants will receive such awards, the number of shares to be subject to each award and the payment terms, payment method, and expiration date applicable to each award;

             (d) to contest on behalf of the Company or Participants, at the expense of the Company, any ruling or decision on any matter relating to the Plan or to any awards of Bonus Stock (or rights to receive the same);

             (e) generally, to administer the Plan, and to take all such steps and make all such determinations in connection with the Plan and the awards of rights to receive Bonus Stock granted thereunder as it may deem necessary or advisable; and

             (f) to determine whether income tax withholding under Section 9 of this Plan will be required.

5.     Eligible Employees.

       Subject to the provisions of the Plan, the Committee shall determine from time to time those key employees of the Company or a Subsidiary who shall be designated as Participants and the number of shares of Bonus Stock to which each such Participant shall be granted rights or receive upon the terms and subject to the conditions of this Agreement.

6.     Terms and Conditions of Awards.

       The Committee, in its discretion, may award the right to receive shares of Bonus Stock to any Participant under the Plan. Each award of the right to receive shares of Bonus Stock shall be evidenced by a Bonus Stock Agreement between the Company and the Participant. Each award of the right to receive shares of Bonus Stock under the Plan shall be subject to the following express terms and conditions and to such other terms and conditions, not inconsistent with the Plan, as the Committee shall deem appropriate:

             (a) Issuance of Shares. No shares of Bonus Stock will be issued until (i) payment therefor is made in accordance with Section 7 hereof and (ii) the earlier to occur of (x) such time on or prior to December 31, 1998 as the Fair Market Value per share of Common Stock is greater than or equal to $16 for a period of 30 consecutive calendar days; and
       (y) immediately prior to the occurrence of a Sale of the Company at any time on or prior to December 31, 1998 so long as the value of the consideration to be paid to all stockholders of the Company in connection with such Sale of the Company is greater than or equal to $13 per share of Common Stock. The determination of the Committee as to the occurrence of either condition to issuance shall be final and binding on the Company and all Participants in the Plan. In the event neither condition to issuance shall occur on or prior to December 31, 1998, no shares of Bonus Stock will be issued pursuant hereto and this Plan shall terminate.

             Subject to the provisions of subparagraphs (b) and (c) below and any other restrictions imposed by law, certificates evidencing shares of Bonus Stock shall be delivered to Participants as soon as practicable after they are issued.

             (b) Forfeitures. A Participant shall forfeit all rights to receive shares of Bonus Stock awarded to such Participant hereunder on the date that such participant's employment by the Company is terminated for any reason. A transfer of a Participant's employment from the Company to a Subsidiary or affiliate, or vice versa shall not be a termination of employment for purposes of this Plan. This Section 6(b) shall not apply to any shares of Bonus Stock which shall have been issued prior to the date upon which such Participant's employment by the Company is terminated.

             (c) Legends. Each certificate representing shares of Bonus Stock issued to any Participant who may (in the Company's discretion) be deemed to be an "affiliate" of the

       Company for purposes of the Securities Act shall bear the following (or a similar) legend:

             "The shares of Common Stock represented hereby have not been registered under the Securities Act of 1933, as amended (the Securities Act"), or any state securities laws. These securities may not be transferred or resold except as permitted under the Securities Act and the applicable state securities laws, pursuant to either registration thereunder or exemption therefrom."

7.     Payment for Shares of Bonus Stock.

       In connection with the issuance of shares of Bonus Stock pursuant hereto, the Participant shall pay or the Company shall cause to be paid an amount equal to the product of (a) the par value per share of the Common Stock, multiplied by
(b) the number of shares of Bonus Stock to be issued.

8.     Adjustments to Reflect Changes in Capital Structure.

       If there is any change in the corporate structure or shares of the Company, the Board of Directors may make any adjustments necessary to prevent accretion, or to protect against dilution, in the number and kind of shares authorized by the Plan and, with respect to outstanding rights to receive Bonus Stock in the number and kind of shares covered thereby. For the purpose of this
Section 8, a change in the corporate structure or shares of the Company includes, without limitation, any change resulting from a recapitalization, stock split, stock dividend, consolidation, rights offering, spin-off, reorganization, or liquidation and any transaction in which shares of Common Stock are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or another corporation.

9.     Withholding Tax.

       The Company shall have the right to withhold, from any compensation payable to Participants, any income taxes required by law to be withheld as a result of the issuance of Bonus Stock or the grant to the Participant of rights to receive the same.

10.    No Right To Employment.

       Participation in the Plan will not give any Participant a right to be retained as an employee of the Company or any Subsidiary, or any right or claim to any benefit under the Plan, unless the right or claim has specifically accrued under the Plan.

11.    Amendment of the Plan.

       The Committee may from time to time amend or revise the terms of this Plan in whole or in part and may, without limitation, adopt any amendment deemed necessary; provided, however, that (a) no change in any award previously granted to a Participant may be made that would impair the rights of the Participant without the Participant's consent and (b) the Committee may not, without approval by the holders of a majority of the shares of the Company's Common Stock present at a duly held stockholders' meeting or otherwise represented and entitled to vote thereon, (i) change the aggregate number of shares of Common Stock that may be awarded pursuant to the Plan (except in accordance with the provisions of Section 8), (ii) change the class of eligible individuals who may receive awards under the Plan, or (iii) materially increase benefits accruing to Participants under the Plan.

12.    Conditions Upon Issuance of Shares.

       Rights to receive Bonus Stock shall not be awarded and shares of Bonus Stock shall not be issued unless any such transaction shall comply with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares of Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

13.    Effective Date and Termination of Plan.

       13.1 Effective Date. This Plan is effective as of the later of the date of its adoption by the Committee, or the date it is approved by the stockholders of the Company, in accordance with Rule 16b-3(b) under the Exchange Act.

       13.2 Termination of the Plan. The Plan will terminate on January 1, 1999, or at such other time as the Committee, in its sole discretion, may determine. The Committee may terminate the Plan at any time with respect to any shares of Common Stock authorized for awards under Section 3 for which rights to receive the same have not been awarded under this Plan. Termination of the Plan will not affect the rights and obligations of any Participant with respect to awards to receive Bonus Stock which have been granted prior to termination and shares of Bonus Stock which have been issued prior to termination to Bonus Stock awarded before termination.

14.    Rules of Construction.

       14.1 Governing Law. The construction and operation of this Plan are governed by the laws of the State of Delaware.

       14.2 Undefined Terms. Unless the context requires another meaning, any term not specifically defined in this Plan has the meaning given to it by the Code.

       14.3 Headings. All headings in this Plan are for reference only and are not to be utilized in construing the Plan.

       14.4 Gender. Unless clearly appropriate, all nouns of whatever gender refer indifferently to persons of any gender.

       14.5 Singular and Plural. Unless clearly inappropriate, singular terms refer also to the plural and vice versa.

       14.6 Severability. If any provision of this Plan is determined to be illegal or invalid for any reason, the remaining provisions shall continue in full force and effect and shall be construed and enforced as if the illegal or invalid provision did not exist, unless the continuance of the Plan in such circumstances is not consistent with its purposes.

                                    EXHIBIT A


                                    DVI, INC.
                              STOCK BONUS AGREEMENT


       STOCK BONUS AGREEMENT (this "Agreement") dated as of ____ day of _________________________, 1995 between DVI, Inc. a Delaware corporation (the "Company"), and ______________________ (the "Participant").



             1. The Company, in order to provide additional incentive to the Participant to promote the success of the businesses operated by the Company and its subsidiaries, hereby awards to the Participant the right to receive a total of ____ shares of Common Stock of the Company ("Bonus Stock"), pursuant to the DVI, Inc. 1995 Stock Bonus Plan (the "Plan"), subject to the conditions and restrictions set forth below and in the Plan.



             2. The Participant hereby acknowledges that the Bonus Stock will not be issued until the Committee determines that the conditions to issuance set forth in the Plan have been satisfied.



             3. In the event the Company deems the Participant to be an "affiliate" (as such term is defined under the Securities Act of 1933, as amended) of the Company at the time the Bonus Stock is issued, the certificate evidencing the Bonus Stock shall bear a legend as set forth in paragraph 6(c) of the Plan.



             4. In the event that the Participant's employment by the Company is terminated for any reason prior to the date the Bonus Stock is issued, the Participant shall forfeit all rights to receive the Bonus Stock.



             5. This award of Bonus Stock is subject to all of the terms and conditions of the Plan (a copy of which is attached and made a part hereof) and to the determinations of the Committee, which administers the Plan. Capitalized terms used and not otherwise defined herein shall be deemed to have the same meaning ascribed thereto as in the Plan.



             6. The Participant agrees that the Company may withhold, from any compensation payable to the Participant, any income taxes required by law to be withheld as a result of the issuance of the Bonus Stock or the grant to Participant of rights to receive the same.


                  /REMAINDER OF PAGE INTENTIONALLY LEFT BLANK/

       To accept this award, the Participant must sign and date the enclosed copies of this Agreement and return them to the Secretary of the Company.


                                         DVI, INC., a Delaware corporation




                                          By:
                                             --------------------------------
                                             Name:
                                                  ---------------------------
                                             Title:
                                                   --------------------------
Accepted and Agreed to:



--------------------------------
         Participant

Dated:
      --------------------------

                                                                           PROXY
                                    DVI, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 15, 1995

       The undersigned hereby constitutes and appoints David L. Higgins and Melvin C. Breaux, or either of them, attorneys and proxies of the undersigned with full power of substitution to vote all shares of Common Stock of DVI, Inc. (the "Company") owned or held by the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Cock 'N Bull Restaurant, Lahaska, Pennsylvania, on Friday, December 15, 1995, at 10:30 a.m. and at any adjournment thereof.

       The Board of Directors recommends a vote "FOR ALL NOMINEES" in Item 1 and "FOR" Items 2, 3, 4 and 5.

       ITEM 1. Election of Directors.

/ /  For all nominees listed below (except as marked to the contrary below)

/ /  WITHHOLD AUTHORITY to vote for all nominees

       INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below.

       G. Cohn, D. Higgins, J. McHugh, M. O'Hanlon, N. Shapiro, W. Goldberg

       ITEM 2. To amend Article Fourth of the Company's Certificate of Incorporation to increase the number of shares of Common Stock the Company is authorized to issue from 13,000,000 shares to 75,000,000 shares.

/ /  For                   / /  Against
/ /  Abstain

       ITEM 3. To ratify and approve Amendment No. 1 to the Stock Purchase Agreement dated as of June 14, 1995 ("Amendment No. 1"), between the Company and MEFC Partners, L.P., and to authorize and approve the issuance of an aggregate of 400,000 shares of Common Stock pursuant to Amendment No. 1.

/ /  For                   / /  Against
/ /  Abstain

       ITEM 4. To approve the DVI, Inc. 1995 Stock Bonus Plan.

/ /  For                   / /  Against
/ /  Abstain

       ITEM 5. To ratify the appointment of Deloitte & Touche LLP as independent public accountants for the Company for the fiscal year ending June 30, 1996.

/ /  For                   / /  Against
/ /  Abstain

       ITEM 6. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.





                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
       PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

       THE PROXY HOLDERS ARE DIRECTED TO VOTE AS SET FORTH ABOVE. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED AND DATED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1, "FOR" ITEMS 2, 3, 4 AND 5 AND IN ACCORDANCE WITH THE JUDGMENT OF SUCH PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. IF ANY OF THE NOMINEES FOR DIRECTOR IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, THE PROXY HOLDERS WILL VOTE FOR SUCH OTHER PERSON OR PERSONS AS THE BOARD OF DIRECTORS MAY RECOMMEND.

       The undersigned hereby acknowledges receipt of the Company's Annual Report to Stockholders and of the Notice of Annual Meeting of Stockholders and Proxy Statement relating to the Annual Meeting


             Dated:                                             , 1995
                    --------------------------------------------
             Signature(s):

             Please mark, date and sign as your name appears above and return in the enclosed envelope. When signing as an agent, attorney, or fiduciary, or for a corporation or partnership, indicate the capacity in which you are signing. Shares registered in joint names should be signed by each joint tenant or trustee.

                     Information Incorporated by Reference

              From DVI, INC.'s 1995 Annual Report to Stockholders

- Management's Discussion and Analysis of Financial Condition and Results of Operations

-  Consolidated Financial Statements

-  Notes to Consolidated Financial Statements

-  Independent Auditors' Report

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                                               Page
                                                                                              Number
                                                                                              ------
Management's Discussion and Analysis of Financial Condition and
     Results of Operations . . . . . . . . . . . . . . . . . . . .  . . . . . . . . . . . .      2-10
Consolidated Balance Sheets as of June 30, 1995 and 1994  . . . . . . . . . . . . . . . . .     11-12
Consolidated Statements of Operations for the years ended
     June 30, 1995, 1994 and 1993 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        13
Consolidated Statements of Shareholders' Equity for the years ended
     June 30, 1995, 1994 and 1993 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        14
Consolidated Statements of Cash Flows for the years ended
     June 30, 1995, 1994 and 1993 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15-17
Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . .     18-31
Independent Auditors' Report  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        32

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

         Equipment Financing. For accounting purposes, the Company classifies equipment loans it originates as notes secured by equipment, direct financing leases or operating leases. Notes secured by equipment and direct financing leases are generally those transactions in which the obligor has substantially all of the benefits and risks of ownership of the equipment. Operating leases are generally those which only provide for the rental of the asset. The different classifications can result in accounting treatments that provide substantially different income and costs during the transaction term. Direct financing leases and notes secured by equipment are reflected on the Company's balance sheet as "investment in direct financing leases and notes secured by equipment." For statement of operations purposes, those transactions result in amortization of finance income over the transaction term in the amounts computed using the interest method.



         The Company enters into two types of direct financing lease transactions, which are referred to as "conditional sales agreements" and "fair market value transactions." Conditional sales agreements and notes secured by equipment represent those transactions in which no residual interest in the underlying equipment is retained by the Company. Fair market value transactions are those transactions in which the Company retains a residual interest in the equipment. This residual interest is recorded on the Company's books as an estimate of the projected value of the financed equipment at the end of the transaction term. At the inception of notes secured by equipment and direct financing lease transactions, "unearned income" represents the amount by which the gross transaction receivables, initial direct costs and the nominal estimated residual value (on fair market value transactions) exceed equipment cost.



         Subsequent to the January 1993 acquisition of MEF Corp., the Company significantly reduced its emphasis on entering into fair market value transactions and adopted a strategy to reduce the dollar amount of residual valuation on its balance sheet. As of June 30, 1995, residual valuation decreased to $3.6 million from $6.2 million at June 30, 1993, and from 5.3% of net financed receivables as of June 30, 1993 to 0.9% at June 30, 1995. Accordingly, during this period the percentage of the Company's equipment financing transactions structured as loans and conditional sales agreements have increased significantly. The Company believes that loans and conditional sales agreements will constitute a high percentage of its equipment financing transactions in the future.



         Leases and contracts for the rental of equipment which do not meet the criteria of direct financing leases are accounted for as operating leases. Equipment under an operating lease or a rental contract is recorded on the balance sheet at the Company's cost under the caption of "equipment on operating leases" and depreciated on a straight-line basis over the estimated useful life of the equipment.



         The Company has classified income under the categories of "amortization of finance income," "receivables finance income," "gain on sale of financing transactions" and "other income." Amortization of finance income consists of the interest component of payments received on notes secured by equipment (or medical receivables) and direct financing leases, and is calculated using the interest method whereby the income is reported over the term of the transactions. "Gain on sale of financing transactions" consists of gains recognized when the Company permanently funds transactions through whole loan sales. "Receivables financing income" consists primarily of purchased receivables income and income from the billing and collecting of medical receivables. The Company withdrew from the business of billing, collecting and purchasing medical receivables late in fiscal 1994, but will continue to record income as the receivables outstanding as of such date are collected by the third parties that the Company hired to service these accounts. On an ongoing basis, the Company evaluates the collectibility of these receivables and records a provision for amounts deemed uncollectible. In the event the aggregate uncollected amounts with respect to receivables the Company purchased exceeds amounts reserved for losses with respect thereto, the Company will record a loss. "Other income" consists primarily of late charges, dividends on investment in investee's preferred stock and income from operating leases.



         Notes secured by equipment and direct financing lease transactions are all noncancelable "net" transactions under which the obligor must make all scheduled payments, maintain the equipment, insure the equipment against casualty loss and pay all equipment related taxes. In fair market value transactions, at the end of the initial financing term, the obligor has the option either to purchase the equipment for its fair market value, extend the financing term under renegotiated

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

GENERAL (CONTINUED)


payments or return the equipment to the Company. If the equipment is returned to the Company, the Company must sell or lease the equipment to another user.



         In accordance with generally accepted accounting principles ("GAAP"), in transactions classified as notes secured by equipment and direct financing leases that the Company permanently funds through securitization or other structured finance transactions whereby the Company treats the funds received as debt, income is deferred and recognized using the interest method over the respective terms of the transactions. If an obligor under a transaction defaults, the Company may not receive all or a portion of the unamortized income associated with the transaction.



         Medical Receivable Financing. A small portion of the Company's business is providing lines of credit under which the Company makes full recourse loans to outpatient healthcare providers that are secured by medical receivables and other collateral. The respective interest and fee income from these loans are recognized over the terms of the lines of credit which are typically one to three years and are recorded as amortization of finance income.



         Discontinued Operations. In June 1993, the Company announced its decision to dispose of seven outpatient healthcare facilities which it operated or managed on a direct basis and one facility which was in the developmental stage and not yet in operation. At June 30, 1993, the Company established a reserve for the divestiture of the operations and recorded a loss on discontinued operations and disposal of discontinued operations of $1.9 million net of tax. This estimate was based on certain assumptions as to the likely timing of the divestitures, the estimated proceeds to be received upon the sale of certain of the facilities and the financial results of those operations pending divestiture. These operations have been reflected as discontinued operations in the Company's financial statements at June 30, 1993 and 1994.
The pre-tax loss from discontinued operations of $3.3 million at June 30, 1993 was comprised of $2.6 million relating to actual and estimated losses from operations of this segment through the date of disposition and $720,000 relating to estimated losses to be incurred upon the disposition of the segment's net assets.



         At June 30, 1994, the Company had disposed of or entered into definitive agreements to sell six of these outpatient healthcare facilities and had written off the investment in and assets of the remaining two. In connection with the disposal of these facilities, the Company retained certain assets and liabilities of these facilities, primarily accounts receivable and accounts payable. The Company's results of operations for fiscal 1994 include an additional $3.1 million net after tax change in estimate in the amounts reported as of June 30, 1993 for the disposition of this segment of the Company's operations. The change in estimate was comprised almost entirely of a change in the estimate, in the quarter ended June 30, 1994, in the estimated proceeds from the disposition of underlying healthcare operations assets which included goodwill, other intangibles, equipment and other assets. The change in estimate reflects the complete disposal or write-off of the discontinued operations segment.



RESULTS OF OPERATIONS

Impact of Financing Strategies on Results of Operations

         The Company's financing strategy is to obtain permanent funding for most of its equipment loans through securitization and to sell the remainder to reduce borrower concentration and to manage the Company's leverage. When funding loans through securitization, the issuer generally can structure the securitization so that the proceeds received are treated either as borrowed funds (i.e., debt on the issuer's financial statements) or funds it receives as a result of the sale of the underlying equipment loans. The accounting method to report finance income differs significantly depending on which of the two structures the issuer uses. When the proceeds received are treated as long-term debt, the issuer reports finance income over the term of the equipment loans that are funded. When the proceeds are treated as funds received from the sale of equipment loans, the income is generally reported at the time the equipment loans are funded. The Company uses the first alternative to recognize finance income when it sponsors a securitization; this means the Company treats the proceeds received as long-term debt on its financial statements and reports the finance income on its subordinated interest over the term of the equipment loans that are funded. When the Company sells loans, it generally

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

RESULTS OF OPERATIONS, (CONTINUED)




recognizes the unamortized finance income at the time the funding takes place; however, it may recognize servicing and/or interest income on its subordinated interest over the remaining term of the equipment loans sold. Since the Company permanently funds most of its equipment loans by securitization or other forms of structured finance and therefore reports the finance income from these equipment loans over approximately five years, its near-term reported earnings are comparatively lower than they would be if the Company sold all of the loans.



         Over the past two years the Company has focused its strategy on increasing its market share. There can be no assurance that the Company's historical growth rate or current profitability can be sustained in the future. Additionally, the Company's expense levels are based in part on its expectations as to future financing volumes and the Company may be unable to adjust spending in a timely manner to compensate for a decrease in demand for financing of medical equipment. Accordingly, operating results may be adversely impacted. Fluctuations in operating results may also result in volatility in the price of the Company's stock. The Company believes that general economic conditions have not had a material adverse effect on the Company's recent operating results. There can be no assurances, however, that economic conditions will not have a material adverse effect on the Company in the future.



Year Ended June 30, 1995 Compared to Year Ended June 30, 1994



         The Company originated $338.0 million of loans for the year ended June 30, 1995, as compared to $163.0 million for the year ended June 30, 1994, an increase of 107%. This increase resulted from increased funding capacity and efficiency and improvements in sales and marketing capabilities, including the implementation of the Wholesale Program. Of this $175.0 million increase, $63.3 million represented loan originations under the Wholesale Program. The Company experienced an 82% increase in its average net financed receivables to $320.1 million for the year ended June 30, 1995, from $176.1 million for the year ended June 30, 1994. Average net financed receivables is calculated based on period beginning and period ending balances.



         Amortization of finance income increased 87% to $34.3 million for the year ended June 30, 1995 from $18.3 million for the year ended June 30, 1994. The increase was primarily a result of the overall increase in the size of the Company's net financed receivables.



         Receivables financing income decreased 76% to $355,000 in fiscal 1995 from $1.5 million in fiscal 1994 due primarily to the fact that the Company discontinued its billing and collecting of medical receivables operations late in fiscal 1994.



         The gain on sale of financing transactions, net increased 907% to $3.0 million for the year ended June 30, 1995 compared with a gain of $302,000 for the same period in the prior year. The increase relates to the Company's need to fund certain loans through whole loan sales to manage borrower concentrations.



         Other income, which consists primarily of late charges and other fees, dividends on investment in investee's preferred stock and operating lease income increased 52% to $1.3 million in fiscal 1995 as compared to $883,000 in fiscal 1994. The increase is due primarily to the preferred stock dividend and an increase in miscellaneous fees partially offset by a decrease in operating lease income.



         For the year ended June 30, 1995, interest expense increased 160% to $22.9 million from $8.8 million during the same period in the prior year. For the year ended June 30, 1995, the Company's average indebtedness (calculated based on period beginning and period ending balances) increased 94% to $285.9 million from $147.3 million during the same period in the prior year. The increase in interest expense and average indebtedness is primarily a result of the growth of the Company's loan portfolio. As a percentage of total finance and other income, interest expense was 59% in the year ended June 30, 1995 compared to 42% in the same period a year earlier. The increase in interest expense as a percent of total finance and other income is primarily the result of (a) increased short-term interest rates when utilizing variable interest rate warehouse facilities including the Bank Revolving Credit Agreement for interim funding purposes

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

RESULTS OF OPERATIONS, (CONTINUED)




as well as (b) increased long-term interest rates when utilizing asset securitization for permanent funding purposes.



         Margins earned were $16.2 million for the year ended June 30, 1995, as compared to $12.1 million for the year ended June 30, 1994, an increase of 34%. The increase was primarily a result of the overall increase in the size of the Company's loan portfolio.



         Selling, general and administrative expense ("SG&A") increased 18% to $9.2 million for the year ended June 30, 1995 from $7.8 million for the year ended June 30, 1994. The increase primarily reflects additional personnel, and other costs associated with the growth in the Company's business. As a percentage of total finance and other income, SG&A was 23% for the year ended June 30, 1995 versus 37% for the same period last year. The percentage decrease in SG&A is a result of the Company's ability to increase the volume of transactions entered into and thus the size of its loan portfolio without a proportionate increase in SG&A.



         The Company's SG&A includes the provision for doubtful accounts. That provision was $1.3 million for the year ended June 30, 1995 as compared to $1.7 million for the same period the previous year. On a quarterly basis, the Company evaluates the collectibility of its receivables and records a provision for amounts deemed uncollectible. In the opinion of management, the provisions are adequate based on current trends in the Company's delinquencies and losses.



         The Company's net earnings were $4.1 million or $.61 per share for the year ended June 30, 1995 as compared to net earnings from continuing operations of $2.3 million or $.34 per share in the prior year.



         The Company's cash and cash equivalents at June 30, 1995 and June 30, 1994 were $2.0 million and $1.7 million, respectively. The increase was attributable to the uninvested proceeds from the Company's most recent securitization. The following describes the changes from June 30, 1994 to June 30, 1995 in the items which had the most significant impact on the Company's cash flow during the year ended June 30, 1995.



         The Company's net cash used in operating activities was $1.9 million during the year ended June 30, 1995 compared to $18.7 million net cash provided by operations for the year ended June 30, 1994. The increase in cash utilization during the year ended June 30, 1995 stems largely from a reduction in the Company's accounts payable from June 30, 1994 by $17.8 million. The decrease in accounts payable, which consists primarily of amounts due manufacturers of equipment that the Company has financed, stems from payments made to these manufacturers during the year ended June 30, 1995.



         The Company's net cash used in investing activities increased to $174.2 million during the year ended June 30, 1995 as compared to $119.6 million for the year ended June 30, 1994. This increase is attributed primarily to cash used to acquire equipment and to finance notes secured by equipment of $319.0 million during the year ended June 30, 1995 compared to $149.0 million for the year ended June 30, 1994. These uses of cash were offset by $161.4 million and $34.6 million of receipts in excess of amounts included in income and proceeds from sales of financing transactions for the same periods.



         The Company's net cash provided by financing activities was $176.4 million during the year ended June 30, 1995 up from $100.5 million for the year ended June 30, 1994. This results from a net increase in the Company's borrowings under warehouse facilities of $120.6 million for the year ended June 30, 1995 as compared to a $10.6 million net decrease in borrowings under warehouse facilities for the year ended June 30, 1994.




Year Ended June 30, 1994 Compared to Year Ended June 30, 1993



         The Company originated $163.0 million of loans in fiscal 1994, as compared to $58.6 million in fiscal 1993, an increase of 178%. The increase from period to period was primarily because the Company expanded its equipment financing capabilities as a result of its acquisition of MEF Corp. in January 1993. The Company's average net financed

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

RESULTS OF OPERATIONS, (CONTINUED)




receivables increased 73% to $176.1 million for the period ended June 30, 1994, from $101.5 million for the period ended June 30, 1993. The Company experienced a decrease in its residual valuation to $3.7 million at June 30, 1994, from $6.2 million at June 30, 1993. The decrease stems primarily from the Company's sale of residuals totalling $1.2 million and the Company's strategy to reduce the number of loans in its portfolio in which residual values are recorded.



         Amortization of finance income increased 69% to $18.3 million for fiscal 1994 from $10.8 million for fiscal 1993. Although the Company's net financed receivables increased significantly, the amortization of finance income did not increase on a proportionate basis due to four factors: (i) the Company's strategy to originate equipment loans in which residual positions are not retained reduced the Company's rate of return on the respective transactions; (ii) the Company has narrowed the interest rate spread between the Company's costs of funding its equipment loans and the interest rates charged its customers; (iii) the volume of equipment loans originated in fiscal 1994 was greater in the second half of the year than in the first half; and
(iv) the interest rates under the Company's warehouse facilities increased during the year which increased interest expense and thus reduced margins.



         Receivables financing income increased to $1.5 million in fiscal 1994 from $1.3 million in fiscal 1993. Although the Company's notes collateralized by medical receivables portfolio increased significantly, receivable financing income did not increase on a proportionate basis primarily because the increase in the Company's volume of medical receivables financing transactions occurred late in fiscal 1994. Consequently, receivables financing income as a percent of the notes collateralized by medical receivables was reduced.



         Gain on sale of financing transactions, net declined 73% to $302,000 in fiscal 1994 from $1.1 million in fiscal 1993 due to the reduction in the number and dollar amount of equipment loans funded through whole loan sales and the increased use of securitization to obtain permanent funding for the Company's equipment loans.



         Other income, which consists of late charges, operating lease income, management income and other miscellaneous items decreased 55% to $883,000 in fiscal 1994 from $2.0 million for fiscal 1993. This decrease was due to a decline in net operating lease income. Net operating lease income declined 74% to $359,000 in fiscal 1994 from $1.4 million in fiscal 1993 as a result of the Company's strategy to reduce its originations of operating leases and the expiration of two substantial transactions near the end of fiscal 1993.



         Interest expense increased 76% to $8.8 million in fiscal 1994 from $5.0 million in fiscal 1993. For fiscal 1994, the Company's average indebtedness increased 92% to $147.3 million from $76.7 million during fiscal 1993. This increase stems primarily from an increase in the average outstanding balance of long-term debt during fiscal 1994 as compared to fiscal 1993. As a percentage of total finance and other income, interest expense was 42% for fiscal 1994 as compared to 33% in fiscal 1993. The increase in interest expense as a percent of total finance and other income is principally the result of: (i) the Company narrowing the interest rate spread between the cost of its funding and the interest rate charged its customers; (ii) the interest rates under the Company's warehouse facilities increasing during the year; and (iii) the Company's strategy to originate equipment loans in which residual positions are not retained reducing the Company's rate of return and thus its income on the respective equipment loans. Consequently, as a percentage of finance and other income, interest expense increased in fiscal 1994.



         Margins earned were $12.1 million in fiscal 1994 as compared to $10.2 million in fiscal 1993, an increase of 19%. The increase in fiscal 1994 over fiscal 1993 was primarily a result of the overall increase in the size of the Company's loan portfolio.



         SG&A increased 37% to $7.8 million in fiscal 1994 from $5.7 million in fiscal 1993. The largest component of this increase is a $1.4 million increase in the Company's provision for doubtful accounts which in fiscal 1994 was attributable to the growth of the Company's loan portfolio. The increase also reflects costs associated with additional personnel and related costs incurred in connection with the Company's acquisition of MEF Corp. during fiscal 1993, the acquisition of Medical Device Capital Company during fiscal 1994 and the expansion of its medical receivable

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

RESULTS OF OPERATIONS, (CONTINUED)




financing business in fiscal 1994.



         Equity in net losses of investees increased 375% to $242,000 in fiscal 1994 from $51,000 in fiscal 1993. The increase in net losses of investees is primarily attributable to greater losses incurred by the Company's investees in the first half of fiscal 1994 than in fiscal 1993. See "Business -- Other Business Activities."



         The Company's net earnings from continuing operations were $2.3 million, or $.34 per share, for fiscal 1994 as compared to $2.6 million, or $0.39 per share, for fiscal 1993 a decrease of 12%. After giving effect to its discontinued operations, the Company's loss was $885,000, or $0.13 per share, for fiscal 1994 versus net earnings of $658,000, or $0.10 per share, for fiscal 1993. The Company's net earnings from continuing operations did not increase in fiscal 1994 despite the growth of its loan portfolio and the increase in finance and other income.



LIQUIDITY AND CAPITAL RESOURCES

General



         The Company's equipment financing business requires substantial amounts of capital and borrowings. The Company obtains warehouse funding from commercial and investment banks. The Company's warehouse borrowings are recourse obligations, while the Company's permanent funding is obtained principally on a limited recourse basis. In the case of limited recourse funding, the Company retains some risk of loss because it shares in any losses incurred and/or it may forfeit the residual interest the Company has in the underlying financed assets (if any) should defaults occur.



         A substantial portion of the Company's debt represents permanent funding of equipment loans obtained on limited recourse basis and is structured so that the cash flow from the underlying loans services the debt. Most of the Company's warehouse borrowings are used to temporarily fund the equipment loans and are repaid with the proceeds obtained from the permanent funding and cash flow from the underlying transactions.



         As a result of the rapid growth of the Company's equipment financing business, the amount of warehouse and permanent funding it requires has significantly increased. To meet its requirements for increased warehouse funding, the Company has expanded its warehouse facilities with banks, and has obtained warehouse facilities with investment banking firms the Company uses for its securitizations. To meet its requirement for increased permanent funding, the Company has enhanced its ability to fund equipment loans by both securitization and whole loan sales. If suitable sources of both warehouse and permanent funding are not available in the future, the Company's growth will be constrained and it may be forced to use less attractive funding sources in order to ensure its liquidity.



         Working capital financing for equipment financing customers is occasionally provided by the Company where the loan is adequately secured by acceptable collateral (typically accounts receivable) and the Company's other credit criteria are satisfied.



         In June 1994, the Company completed a $15.0 million private placement of Convertible Subordinated Notes. The Convertible Subordinated Notes (i) are convertible into shares of Common Stock at $10.60 per share at the discretion of the noteholders; (ii) bear interest at a rate of 9 1/8% payable in quarterly installments of interest only; and (iii) mature in June 2002. The proceeds generated from the placement were utilized by the Company to repay a portion of the existing debt under its principal warehouse facility and on a limited basis to fund medical receivables loans. The agreement with respect to the Convertible Subordinated Notes contains, among other things, limitations on the Company's ability to pay dividends and to make certain other kinds of payments. That agreement also prohibits the Company from incurring additional indebtedness unless certain financial ratio tests are met. As of June 30, 1995, $500,000 aggregate principal of the Convertible Subordinated Notes had been converted into 47,169 shares of Common Stock.



         In August 1995, the Company completed an offering of 2,875,000 shares of its common stock for which it received

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

LIQUIDITY AND CAPITAL RESOURCES, (CONTINUED)




net proceeds of $29.7 million.



         The Company believes that its present warehouse and permanent funding sources are sufficient to fund the Company's current needs for its equipment financing business. However, the Company will have to expand both its warehouse and permanent funding capacity as well as to get into commercial paper programs and other means of unsecured debt financing vehicles to meet the Company's projected growth of its equipment financing business. In addition, the growth of the Company's medical receivable financing business is dependent on the Company's ability to obtain suitable funding for that business. Continued expansion of the Company's business and its continued use of securitizations will also require additional capital that the Company may seek to obtain from public offerings and/or private placements of equity securities and/or additional long-term debt financing. If the Company is unable to continue to increase its capital base, its ability to expand its financing business will be significantly constrained.



Warehouse Facilities

         At September 26, 1995, the Company had available an aggregate of $337.7 million under various warehouse facilities. The Company's primary warehouse facility, a revolving credit agreement with a syndicate of banks (the "Bank Revolving Credit Agreement"), provides the Company with $81.5 million in borrowing capacity. Borrowings under the Bank Revolving Credit Agreement bear interest at the Company's option at either a rate equal to 25 basis points over the Prime rate established by NatWest Bank N.A. (NatWest) or a rate of interest that varies from 150 to 180 basis points over the 30, 60 or 90-day LIBOR rate based on the Company's leverage ratio from time to time as defined in the Bank Revolving Credit Agreement. The Bank Revolving Credit Agreement is renewable annually at the bank syndicate's discretion. However, the Bank Revolving Credit Agreement provides that if the banks elect not to renew the facility at the end of its stated term, December 31, 1995, the outstanding loans automatically convert to four-year amortizing term loans at slightly higher interest rates.



         The Bank Revolving Credit Agreement requires the Company to limit all of its borrowings to specified levels determined by ratios based on the Company's tangible net worth and, under certain circumstances, to use specified percentages of internally generated funds to pay for equipment purchases. The Bank Revolving Credit Agreement also restricts the payment of dividends by DVI Financial Services to the Company under certain circumstances. In addition, the amount of funds available at any given time under the Bank Revolving Credit Agreement is constrained by the amount, type and payment status of the Company's equipment loans. If, at any time, a significant amount of the Company's loans were to become delinquent, the availability of credit under the Bank Revolving Credit Agreement would be reduced and, under other circumstances, the Company could be required to prepay a portion of the amounts outstanding under the Bank Revolving Credit Agreement. Since the Bank Revolving Credit Agreement was established, the only collateral that was eligible for borrowing purposes was equipment loans. To fund the growth of its medical receivable financing business, the Company requested that the banks participating in the Bank Revolving Credit Agreement begin to allow the Company to use the credit facility to fund medical receivable loans. During the quarter ended December 31, 1994, the banks agreed to permit borrowings by the Company of up to $7.0 million collateralized by medical receivables.



         The Company also has a $75.0 million interim funding facility with Prudential Securities Realty Funding Corporation (the "Prudential Facility"). This interim funding facility is available for certain transactions which are to be securitized under specified terms and bear interest at a rate equal to 75 basis points over the 30, 60 or 90-day LIBOR rate. The Prudential Facility also allows the Company to borrow up to $4.3 million in special advances that bear interest at a rate equal to 150 basis points over the 30-day LIBOR until October 31, 1995. The $4.3 million of special advances were repaid in August 1995. Borrowings under the Prudential Facility, including the special advances, are secured by (i) certain equipment loans and the equipment financed thereunder, (ii) the Company's interest in certain asset-backed notes, and
(iii) the Company's rights to receive funds from certain securitized equipment loans. All borrowings under the Prudential Facility mature on October 31, 1995. The Company has a second facility with Prudential, which provides the Company with $5.5 million in warehouse funding to make medical receivables loans to approved borrowers. Borrowings under the $5.5 million

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

LIQUIDITY AND CAPITAL RESOURCES, (CONTINUED)




Prudential Facility bear interest at a rate equal to the Prime rate established by Morgan Guaranty Trust Company of New York. The borrowings are secured by medical receivables loans originated by the Company and the underlying receivables. This facility matures on November 30, 1995.



         The Company has a $75.0 million interim funding facility with ContiTrade Services Corporation (the "Conti Facility") which provides the Company with warehouse financing for certain equipment loans to be securitized or otherwise permanently funded through the Conti Facility. Borrowings under this facility bear interest at a rate equal to 150 basis points over the 30 or 60-day LIBOR rate which is fixed to the related funding period. This facility matures on October 31, 1995.



         In July 1995, the Company obtained a $100.0 million interim funding facility with Union Bank of Switzerland which provides the Company with warehouse financing for certain equipment loans to be securitized. Borrowings under this facility are secured by certain equipment loans and the equipment financed thereunder. Borrowings under this facility bear interest at a rate equal to 90 basis points over a 30, 60 or 90-day LIBOR rate which is fixed to the related funding period. This facility matures on November 27, 1995.



         The Company's use of securitization significantly affects its need for warehouse facilities. When using securitization, the Company is required to hold loans in warehouse facilities until a sufficient quantity is accumulated to meet the various requirements of the credit rating agencies and others involved, and to make a securitization cost effective. Generally, loans totalling $50 to $100 million will be placed in each securitization pool.



         When the Company borrows funds through warehouse facilities, it is exposed to a certain degree of risk caused by interest rate fluctuations. Although the Company's equipment loans are structured and permanently funded on a fixed interest rate basis, it uses warehouse facilities until permanent funding is obtained. Because funds borrowed through warehouse facilities are obtained on a floating interest rate basis, the Company uses hedging techniques to protect its interest rate margins during the period that warehouse facilities are used. The Company's sole reason for using hedging techniques is to offset the loss that occurs when loans are funded on an interim basis and interest rates rise causing the Company's interest rate margins on the loans to decline. Therefore, gains or losses generated through hedging techniques only benefit the Company to the extent they offset the corresponding reduction in margin due to rising interest rates until the loans are permanently funded.
The Company's primary hedging technique is to assume short positions in U.S. Treasury obligations of comparable maturities to the life of its loans. To the extent hedging gains or losses resulting from U.S. Treasury contracts are significant, the resulting cash payments or receipts may impact the Company's liquidity.



Permanent Funding Methods

         The Company has completed seven securitizations or other structured finance transactions totalling $414.8 million, including two public debt issues of $75.7 million and $90.0 million and five private placements of debt and whole loan sales totalling $249.1 million. In January 1994, the Company filed a $350 million registration statement (Registration No. 33-74446) with the Commission to provide for the future issuance of securitized debt in a series of transactions pursuant to the Commission's "shelf" registration rule. The registration statement was declared effective by the Commission on June 23, 1994. The $75.7 and $90.0 million public debt issues were the two initial fundings under the $350 million shelf registration. The Company expects to continue to use securitization, on both a public and private basis, as its principal means to permanently fund its loans for the foreseeable future, except when issues of borrower concentration exist that warrant the sale of loans.



         The Company's use of securitization significantly affects its liquidity and capital requirements due to the amount of time required to assemble a portfolio of loans to be securitized. When using securitization, the Company is required to hold loans until a sufficient quantity is accumulated so as to attract investor interest and allow for a cost effective placement. This increases the Company's exposure to changes in interest rates and temporarily reduces its warehouse facility liquidity.



         Generally, the Company does not have binding commitments for permanent funding, either through securitization

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

LIQUIDITY AND CAPITAL RESOURCES, (CONTINUED)




or whole loan sales. The Company has non-binding agreements with investment banking entities to fund future equipment loans through securitization. While the Company expects to be able to continue to obtain the permanent funding it requires for its equipment financing business, there can be no assurance that it will be able to do so. If, for any reason, any of these types of funding were unavailable in the amounts and on terms deemed reasonable by the Company, the Company's equipment financing activities would be adversely affected. The Company believes cash flows generated from operations and its warehouse facilities are sufficient to meet its near-term obligations.



INCOME TAX ISSUES

         Historically, the Company has deferred a substantial portion of its federal and state income tax liability because of its ability to obtain depreciation deductions from transactions structured as fair market value leases. Over the past 18 months, the proportion of transactions originated by the Company structured as fair market value leases has declined significantly, and the Company expects that trend to continue. In addition, the Company disposed of a portion of its equipment residual portfolio in fiscal 1994 and may continue to do so in future periods. As a result, the Company expects that in future periods its ability to defer its income tax liability will correspondingly decline. Additionally, the Company believes its effective tax rate will increase in future periods as a result of higher state tax rates in certain regions in which the Company conducts its business.



INFLATION

         The Company does not believe that inflation has had a material effect on its operating results during the past three years. There can be no assurance that the Company's business will not be affected by inflation in the future.

                      CONSOLIDATED FINANCIAL STATEMENTS

                          DVI, INC. AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS

                                    ASSETS



                                                                                               June 30,
                                                                                    ---------------------------
                                                                                        1995           1994
                                                                                    ------------   ------------
CASH AND CASH EQUIVALENTS (Note 2)  . . . . . . . . . . . . . . . . . . . .         $  1,952,848   $  1,713,769
                                                                                    ------------   ------------

CASH AND SHORT-TERM INVESTMENTS,
    RESTRICTED (Note 4) . . . . . . . . . . . . . . . . . . . . . . . . . .           12,240,604     13,064,814
                                                                                    ------------   ------------

RECEIVABLES:

Investment in direct financing leases and notes secured by equipment
    (Notes 2, 5, 6, 7, 8, 12 and 16) -
    Receivable in installments  . . . . . . . . . . . . . . . . . . . . . .          443,244,591    254,095,802
    Receivable in installments - related parties  . . . . . . . . . . . . .            8,254,953     16,427,684
    Residual valuation  . . . . . . . . . . . . . . . . . . . . . . . . . .            3,577,753      3,730,592
    Unearned income . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (74,958,952)   (48,387,132)
                                                                                    ------------   ------------
    Net investment in direct financing leases and
         notes secured by equipment   . . . . . . . . . . . . . . . . . . .          380,118,345    225,866,946
                                                                                    ------------   ------------

Other receivables (Note 2) -
    From sale of leases and notes secured by equipment  . . . . . . . . . .              113,143        911,585
    Patient service accounts receivable (net of contractual allowances of
      $2,014,073 (1995) and $2,607,574 (1994))  . . . . . . . . . . . . . .              374,765      3,667,123
    Notes collateralized by medical receivables . . . . . . . . . . . . . .           22,486,847      6,006,600
                                                                                    ------------   ------------
      Total other receivables   . . . . . . . . . . . . . . . . . . . . . .           22,974,755     10,585,308
                                                                                    ------------   ------------

Less: Allowance for possible losses on receivables  . . . . . . . . . . . .           (3,282,321)    (2,497,916)
                                                                                    ------------   ------------

NET RECEIVABLES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          399,810,779    233,954,338
                                                                                    ------------   ------------

EQUIPMENT ON OPERATING LEASES (Notes 2 and 5)
    (net of accumulated depreciation of $1,646,041 (1995) and
     $1,163,591 (1994)) . .   . . . . . . . . . . . . . . . . . . . . . . .            2,722,288      2,893,683
                                                                                    ------------   ------------

FURNITURE AND FIXTURES (Note 2)
    (net of accumulated depreciation of $725,967 (1995) and
    $525,032 (1994))  . . . . . . . . . . . . . . . . . . . . . . . . . . .            1,468,221        817,135
                                                                                    ------------   ------------
INVESTMENTS IN INVESTEES (Notes 2 and 6)  . . . . . . . . . . . . . . . . .            7,655,950      4,646,382
                                                                                    ------------   ------------

GOODWILL, NET (Notes 2 and 15)  . . . . . . . . . . . . . . . . . . . . . .            1,866,667      2,024,253
                                                                                    ------------   ------------

OTHER ASSETS (Note 2) . . . . . . . . . . . . . . . . . . . . . . . . . . .            5,213,411      6,834,972
                                                                                    ------------   ------------

      TOTAL ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $432,930,768   $265,949,346
                                                                                    ============   ============


             The accompanying notes are an integral part of these
                      consolidated financial statements.

                           DVI, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                                               JUNE 30,
                                                                                     --------------------------
                                                                                         1995          1994
                                                                                     ------------  ------------
ACCOUNTS PAYABLE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $  6,022,644  $ 23,861,905
                                                                                     ------------  ------------

OTHER ACCRUED EXPENSES  . . . . . . . . . . . . . . . . . . . . . . . . . .             7,638,639     8,215,021
                                                                                     ------------  ------------

BORROWINGS UNDER WAREHOUSE FACILITIES (Note 7)  . . . . . . . . . . . . . .           155,172,591   34,586,373
                                                                                     ------------  ------------

DEFERRED INCOME TAXES (Notes 2 and 9) . . . . . . . . . . . . . . . . . . .             4,717,059     2,329,205
                                                                                     ------------  ------------

LONG-TERM DEBT, NET:
    Discounted receivables (primarily limited recourse) (Notes 5, 8 and 16)           205,376,397   148,851,584
    Convertible subordinated notes (Notes 8, 10 and 12) . . . . . . . . . .            13,753,614   14,112,000
                                                                                     ------------  ------------

      Total long-term debt, net   . . . . . . . . . . . . . . . . . . . . .           219,130,011   162,963,584
                                                                                     ------------  ------------

         TOTAL LIABILITIES  . . . . . . . . . . . . . . . . . . . . . . . .           392,680,944   231,956,088
                                                                                     ------------  ------------

COMMITMENTS AND CONTINGENCIES (Notes 13 and 15)

SHAREHOLDERS' EQUITY (Notes 6, 10, 11 and 15):
    Preferred Stock, $10.00 par value; authorized,
      100,000 shares; no shares issued
    Common Stock, $.005 par value; authorized 13,000,000 shares,
      outstanding 6,711,680 shares (1995) and 6,567,295 shares (1994) . . .                33,558       32,836
    Additional capital  . . . . . . . . . . . . . . . . . . . . . . . . . .            29,281,063   28,155,502
    Unrealized gain on available-for-sale investments, net of deferred
      taxes of $768,707   . . . . . . . . . . . . . . . . . . . . . . . . .             1,061,548
    Retained earnings . . . . . . . . . . . . . . . . . . . . . . . . . . .             9,873,655     5,804,920
                                                                                     ------------  ------------

         TOTAL SHAREHOLDERS' EQUITY   . . . . . . . . . . . . . . . . . . .            40,249,824   33,993,258
                                                                                     ------------  ------------

         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY   . . . . . . . . . . .          $432,930,768  $265,949,346
                                                                                     ============  ============

             The accompanying notes are an integral part of these
                      consolidated financial statements.

                           DVI, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                     YEAR ENDED JUNE 30,
                                                                       -----------------------------------------
                                                                             1995         1994           1993
                                                                       -----------    -----------    -----------
Finance and Other Income (Note 2):
      Amortization of finance income  . . . . . . . . . . . .          $34,285,584    $18,264,742    $10,826,020
      Receivables financing income  . . . . . . . . . . . . .              355,430      1,461,677      1,295,514
      Gain on sale of financing transactions, net   . . . . .            3,042,082        302,053      1,103,528
      Other income  . . . . . . . . . . . . . . . . . . . . .            1,343,663        882,667      1,973,490
                                                                       -----------    -----------    -----------

      Finance and Other Income  . . . . . . . . . . . . . . .           39,026,759     20,911,139     15,198,552
      Interest expense  . . . . . . . . . . . . . . . . . . .           22,859,535      8,832,836      5,004,744
                                                                       -----------    -----------    -----------

Margins Earned  . . . . . . . . . . . . . . . . . . . . . . .           16,167,224     12,078,303     10,193,808
      Selling, General and Administrative expense   . . . . .            9,152,164      7,765,112      5,734,981
                                                                       -----------    -----------    -----------

Earnings from Continuing Operations Before
    Provision for Income Taxes, Equity in Net Loss of
    Investees and Discontinued Operations . . . . . . . . . .            7,015,060      4,313,191      4,458,827
Provision for Income Taxes (Notes 2 and 9)  . . . . . . . . .            2,946,325      1,811,540      1,828,118
                                                                       -----------    -----------    -----------

Earnings from Continuing Operations Before Equity in Net
    Loss of Investees and Discontinued Operations . . . . . .            4,068,735      2,501,651      2,630,709
Equity in Net Loss of Investees . . . . . . . . . . . . . . .                           (242,150)        (50,547)
                                                                       -----------    -----------    -----------

Earnings from Continuing Operations . . . . . . . . . . . . .            4,068,735      2,259,501      2,580,162

    Discontinued Operations (Note 3):

    Loss from discontinued operations net of tax
      of $51,000 (1994) and $1,064,529 (1993)   . . . . . . .                              74,000      1,497,398
    Loss on disposal of discontinued operations, net of tax
      of $2,212,536 (1994) and $295,200 (1993)  . . . . . . .                           3,070,877        424,800
                                                                       -----------    -----------    -----------
    Loss from Discontinued Operations . . . . . . . . . . . .                           3,144,877      1,922,198
                                                                       -----------    -----------    -----------

Net Earnings (Loss)   . . . . . . . . . . . . . . . . . . . .          $ 4,068,735    $  (885,376)   $   657,964
                                                                       ===========    ===========    ===========

Net Earnings (Loss) Per Share (Note 2):
      From Continuing Operations  . . . . . . . . . . . . . .          $      0.61    $      0.34    $      0.39
      From Discontinued Operations  . . . . . . . . . . . . .                               (0.47)         (0.29)
                                                                       -----------    -----------    -----------

Net Earnings (Loss) Per Share . . . . . . . . . . . . . . . .          $      0.61    $     (0.13)   $      0.10
                                                                       ===========    ===========    ===========

Weighted Average Number of Shares
    Outstanding (Note 2)  . . . . . . . . . . . . . . . . . .            6,652,000      6,717,000      6,601,000


             The accompanying notes are an integral part of these
                      consolidated financial statements.

                          DVI, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                                                          UNREALIZED
                                                    COMMON STOCK                           GAIN ON
                                                      $.005 PAR                           AVAILABLE-                     TOTAL
                                                --------------------       ADDITIONAL      FOR-SALE       RETAINED   SHAREHOLDERS'
                                                 SHARES       AMOUNT        CAPITAL       INVESTMENTS     EARNINGS       EQUITY
                                                --------     -------      ------------    -----------    ----------  -------------
BALANCES AT JULY 1, 1992  . . . . . . . .      6,530,128     $32,651       $27,940,934     $     --      $6,032,332    $34,005,917
    Issuance of common stock upon
      exercise of stock options   . . . .            167           1               532                                         533
    Net earnings  . . . . . . . . . . . .                                                                   657,964        657,964
                                               ---------     -------       -----------                   ----------    -----------

BALANCES AT JUNE 30, 1993 . . . . . . . .      6,530,295      32,652        27,941,466                    6,690,296     34,664,414
    Issuance of common stock upon
      exercise of stock options   . . . .         37,000         184           214,036                                     214,220
    Net loss  . . . . . . . . . . . . . .                                                                  (885,376)      (885,376)
                                               ---------     -------       -----------                   ----------    -----------

BALANCES AT JUNE 30, 1994 . . . . . . . .      6,567,295      32,836        28,155,502                    5,804,920     33,993,258
    Issuance of common stock upon
      exercise of stock options   . . . .         97,216         486           625,797                                     626,283
    Conversion of subordinated notes  . .         47,169         236           499,764                                     500,000
    Unrealized gain on available-for-sale
      investments, net of deferred taxes
      of $768,707 (Note 2) . . . . . . .                                                    1,061,548                    1,061,548
    Net earnings  . . . . . . . . . . . .                                                                 4,068,735      4,068,735
                                               ---------     -------       -----------


BALANCES AT JUNE 30, 1995 . . . . . . . .      6,711,680     $33,558       $29,281,063     $1,061,548    $9,873,655    $40,249,824
                                               =========     =======       ===========     ==========    ==========    ===========


             The accompanying notes are an integral part of these
                      consolidated financial statements.

                           DVI, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                              YEAR ENDED JUNE 30,
                                                             ----------------------------------------------------
                                                                   1995              1994                1993
                                                             -------------      -------------        ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net earnings (loss) . . . . . . . . . . . . . . . . . .  $   4,068,735      $    (885,376)       $    657,964
                                                             -------------      -------------        ------------
    Adjustments to reconcile net earnings (loss) to net
      cash provided by (used in) operating activities:
         Equity in net loss of investees  . . . . . . . . .                           242,150              16,780
         Minority interest in subsidiaries . . . . . . . .                                               (132,404)
         Depreciation and amortization  . . . . . . . . . .      7,237,120          1,902,873           4,515,108
         Additions to allowance accounts, net . . . . . . .        190,904            979,210           1,153,585
         Gain on sale of financing transactions, net  . . .     (3,042,082)          (302,053)         (1,103,528)
         Deferred income taxes  . . . . . . . . . . . . . .      1,619,147         (2,152,084)            228,923
         Provision for discontinued operations  . . . . . .                         1,865,500             720,000
         Loss on disposition of assets  . . . . . . . . . .                         3,542,913
         Changes in assets and liabilities (net of effects
           from purchase of acquired entities):
         (Increases) decreases in:
         Cash and short-term investments, restricted  . . .        824,210         (6,239,329)         (2,821,330)
         Other receivables  . . . . . . . . . . . . . . . .      3,182,282          1,516,920          (4,016,448)
         Receivables from sale of leases
           and notes secured by equipment . . . . . . . . .        798,442          1,948,744           1,212,300
         Other assets   . . . . . . . . . . . . . . . . . .      1,621,561           (679,089)         (4,207,045)
         Increases (decreases) in:
           Accounts payable   . . . . . . . . . . . . . . .    (17,839,261)        16,531,725            (475,490)
           Other accrued expenses   . . . . . . . . . . . .       (576,382)           409,889             116,464
                                                             -------------      -------------        ------------
         Total adjustments  . . . . . . . . . . . . . . . .     (5,984,059)        19,567,369          (4,793,085)
                                                             -------------      -------------        ------------
       Net cash provided by (used in)
          operating activities  . . . . . . . . . . . . . .     (1,915,324)        18,681,993          (4,135,121)
                                                             -------------      -------------        ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Cost of equipment acquired . . . . . . . . . . . . . .   (319,010,358)      (149,027,781)        (62,633,598)

     Receipts in excess of amounts included in income and
      proceeds from sales of financing transactions   . . .    161,447,928         34,565,693          29,391,908
     Net increase in notes collateralized by medical
      receivables . . . . . . . . . . . . . . . . . . . . .    (16,480,247)        (6,006,600)
     Furniture and fixtures additions . . . . . . . . . . .     (1,025,957)            17,606          (1,095,433)
     Investments in common and preferred stock
      of investees  . . . . . . . . . . . . . . . . . . . .                           149,998          (1,399,614)
     Amounts received from minority partners  . . . . . . .                                               116,944
     Payment for purchase of acquired entities  . . . . . .                                            (1,435,720)
     Cash proceeds from sale of assets  . . . . . . . . . .                           125,000
     Cash received from sale of common and preferred
      stock of investee   . . . . . . . . . . . . . . . . .        827,989            540,000
                                                             -------------      -------------        ------------
     Net cash (used in) investing activities  . . . . . . .  $(174,240,645)     $(119,636,084)       $(37,055,513)
                                                             -------------      -------------        ------------

                                  (Continued)

                           DVI, INC. AND SUBSIDIARIES

                                                                                        Year Ended June 30,
                                                                   ------------------------------------------------------------
                                                                        1995                    1994                    1993
                                                                   --------------         ---------------           -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
       Exercise of stock options . . . . . . . . . . . . . .       $      626,283         $       214,220           $       533

       Borrowings under:
         Warehouse facilities   . . . . . . . . . . . . . .           534,632,665            216,113,152             58,076,360
         Long-term debt  . . . . . . . . . . . . . . . . . .          107,510,263            146,855,283             44,534,864

       Repayments on:
         Warehouse facilities   . . . . . . . . . . . . . .         (414,046,447)           (226,748,005)           (44,204,047)
         Long-term debt   . . . . . . . . . . . . . . . . .          (52,327,716)            (35,965,998)           (17,554,080)
                                                                   --------------         ---------------           -----------

       Net cash provided by financing activities  . . . . .           176,395,048            100,468,652             40,853,630
                                                                   --------------         ---------------           -----------

NET INCREASE (DECREASE) IN CASH
       AND CASH EQUIVALENTS   . . . . . . . . . . . . . . .               239,079               (485,439)              (337,004)

CASH AND CASH EQUIVALENTS,
       BEGINNING OF YEAR  . . . . . . . . . . . . . . . . .             1,713,769               2,199,208             2,536,212
                                                                   --------------         ---------------           -----------
CASH AND CASH EQUIVALENTS,
       END OF YEAR  . . . . . . . . . . . . . . . . . . . .        $    1,952,848         $     1,713,769           $ 2,199,208
                                                                   ==============         ===============           ===========
Cash paid during the year for:

      Interest  . . . . . . . . . . . . . . . . . . . . . .        $   22,400,387         $     5,579,168           $ 5,137,310
                                                                   ==============         ===============           ===========
      Income taxes  . . . . . . . . . . . . . . . . . . . .        $    1,650,342         $       551,848           $ 1,087,436
                                                                   ==============         ===============           ===========

SUPPLEMENTAL DISCLOSURES OF NONCASH
  TRANSACTIONS:
Assets acquired and liabilities assumed in connection with business acquisitions:

      Fair value of net assets acquired   . . . . . . . . .                               $     2,000,000           $ 1,906,008
                                                                                          ===============           ===========
      Liabilities assumed   . . . . . . . . . . . . . . . .                                                         $   470,288
                                                                                                                    ===========

During the year ended June 30, 1995, $500,000 of Convertible Subordinated Notes was converted into common stock.

Unrealized gains on available-for-sale investments including restricted short-term investments and investments in investees total $1,061,548, net of deferred taxes of $768,707, as of June 30, 1995.


             The accompanying notes are an integral part of these
                      consolidated financial statements.

                           DVI, INC. AND SUBSIDIARIES

During the year ended June 30, 1994 the following noncash transactions occurred in conjunction with the disposal of the Company's healthcare operations segment (See Note 3).

Net assets sold or written off:
      Furniture and fixtures  . . . . . . . . . . . . . . .       $  733,065
      Equipment on operating leases   . . . . . . . . . . .        2,615,011
      Receivables   . . . . . . . . . . . . . . . . . . . .        1,106,664
      Other assets, net   . . . . . . . . . . . . . . . . .          686,842
                                                                  ----------
                                                                   5,141,582
                                                                  ----------

Liabilities assumed by Company:
      Accounts payable  . . . . . . . . . . . . . . . . . .          544,500
      Accrued liabilities   . . . . . . . . . . . . . . . .        1,758,442
                                                                  ----------
                                                                   2,302,942
                                                                  ----------


Less proceeds:

      Cash  . . . . . . . . . . . . . . . . . . . .                  125,000
      Notes receivable  . . . . . . . . . . . . . .                3,776,611
                                                                  ----------
                                                                   3,901,611
                                                                  ----------

Loss on disposal of assets                                        $3,542,913
                                                                  ==========


See Note 6 for discussion of additional noncash transactions.


             The accompanying notes are an integral part of these
                      consolidated financial statements.

                           DVI, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.          GENERAL

DVI, Inc. (the "Company" or "DVI") is engaged in the business of providing equipment financing and related services for users of diagnostic imaging, radiation therapy and other medical technologies. The Company's customer base consists principally of outpatient healthcare providers, physician groups and hospitals. By the terms of the underlying financing contracts, the Company's customers are generally considered in default if payment on a contract has not been received. Equipment under direct financing leases and notes secured by equipment serve as collateral for unpaid contract payments. Receivables under medical receivables financing transactions serve as collateral for unpaid contract payments.



NOTE 2.          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation Policy - The consolidated financial statements include the accounts of DVI and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.



Cash Equivalents - Cash equivalents include highly liquid securities with original maturities of 90 days or less.



Investment in Direct Financing Leases and Notes Secured by Equipment - At contract commencement, the Company records the gross contract receivable, initial direct costs, estimated residual value of the financed equipment, if any, and unearned income. At June 30, 1995 and 1994, unamortized initial direct costs amounted to $6,878,083 and $5,444,135, respectively. Initial direct costs are amortized over the life of the contract on the interest method which reflects a constant effective yield.



Receivables from Sale of Leases and Notes Secured by Equipment - The receivables from sale of leases and notes secured by equipment primarily relate to the sale of financing transactions which were complete as of the end of the respective period.



Patient Service Accounts Receivable - Patient service accounts receivable relate to billings for services performed by the Company's discontinued healthcare segment of its business (See Note 3). The receivables have been stated at their estimated net realizable value at June 30, 1995 and 1994.



Notes Collateralized by Medical Receivables - Notes collateralized by medical receivables consist of notes receivable resulting from working capital and other loans made to entities in the healthcare industry and receivables purchased from unrelated entities. The purchased receivables are stated at the lower of the Company's cost or the estimated collectible value.



Equipment on Operating Leases - Leases which do not meet the criteria for direct financing leases are accounted for as operating leases. Equipment on operating leases are recorded at cost and depreciated on a straight-line basis over the estimated useful life of the equipment. Rental income is recorded monthly on a straight-line basis. Initial direct costs directly associated with operating leases are deferred and amortized over the lease term on a straight-line basis.



Furniture and Fixtures - Furniture and fixtures are stated at cost less accumulated depreciation and are depreciated using the straight-line method over their estimated useful lives (generally five years).



Short-Term Investments, Restricted and Investments in Investees - The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. SFAS No. 115 requires the classification of investments in debt and equity securities into three categories: held to maturity, trading and available-for-sale. Debt securities that are purchased with the positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. Debt and equity securities that are reclassified from available-for-sale or bought and held principally for the purpose of selling them in the near-term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. At June 30, 1995, the Company has only available-for-sale securities. Equity securities classified as available-for-sale securities are reported at estimated fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of equity, net of deferred taxes. The cumulative effect of the adoption of the new statement was not significant.



The investments in investees consist of common and nonvoting preferred equity interests in unconsolidated subsidiaries. Prior to fiscal 1994, the Company accounted for its investments in the common stock of these subsidiaries using
the equity method of accounting.   Subsequent to fiscal 1993, when the Company
no longer exerted significant influence over the investees, the Company began accounting for the investees utilizing the cost method. During the year ended June 30, 1994, the investment in the common stock of one investee was written down to zero to reflect the Company's cumulative share of equity losses in the investee and the investment in the preferred stock of this investee was recorded at the lower of cost or estimated realizable value.

                           DVI, INC. AND SUBSIDIARIES

NOTE 2.          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, (CONTINUED)


As of June 30, 1995, the Company's investments in common stock are classified as available for sale and carried at estimated fair value. (See Note 6.)



Goodwill - Goodwill at June 30, 1995 and 1994 represents the estimated excess contingent purchase price over the net tangible assets stemming from the acquisition of Medical Equipment Finance Corporation ("MEF Corp."). (See Note 15.) Goodwill relating to the acquisition of MEF Corp. is being amortized over a fifteen year period. The Company evaluates the recoverability of its goodwill separately for each applicable business acquisition at each balance sheet date. The recoverability of goodwill is determined by comparing the carrying value of the goodwill to the estimated operating income of the related entity on an undiscounted cash flow basis. Should the carrying value of the goodwill exceed the estimated operating income for the expected period of benefit, an impairment for the excess is recorded at that time.



Other Assets - Other assets consist of prepaid financing costs and equipment held for sale or release which is stated at the lower of cost or its net realizable value.



Debt Issuance Costs - Debt issuance costs related to securitizations and convertible subordinated notes are offset against the related debt and are being amortized over the life of the notes using the interest method.



Amortization of Finance Income - Amortization of finance income primarily consists of the interest component of payments received on notes secured by equipment (or medical receivables) and direct financing leases and is calculated using the interest method so as to approximate a level rate of return on the net investment. It also includes servicing fees earned for billing and collecting services related to the asset securitizations (See Note
8) and a gain on sale of residual interests of $799,661 during the fiscal year ended June 30, 1994.



Receivables Financing Income - Receivables financing income is primarily related to income generated from receivable purchases and income from billing/collecting activities which the Company has curtailed. Income from medical receivables purchases is recognized ratably as collections are made.



Gain on Sale of Financing Transactions - Gains arising from the sale of direct financing leases and investments in notes secured by equipment occur when the Company obtains permanent funding through the whole loan sale of a transaction to a third party. Subsequent to a sale, the Company has no or limited remaining interest in the transaction or equipment and no obligation to indemnify the purchaser in the event of a default on the transaction by the obligor, except when the sale agreement provides for participation in defined excess interest spreads or limited recourse in which the Company guarantees reimbursement under the agreement up to a specific maximum, which is of nominal value. Upon consummation of the sale transaction, the Company records a provision for anticipated losses under recourse provisions. Consequently, in the event of default by the obligor, the lender would exercise its rights under the lien with limited or no further recourse against the Company, notwithstanding any facts or circumstances that might promulgate the lender's assertion under representations and warranties made by the Company.



Other Income - Other income consists primarily of late charges, dividends on investments in investee's preferred stock and income from operating leases.



Taxes on Income - The Company accounts for taxes under Statement of Financial Accounting Standards No. 109 ("SFAS 109"), Accounting for Income Taxes. Deferred taxes on income result from temporary differences between the reporting of income for financial statement and tax reporting purposes. Such differences arise principally from recording hedging gains and losses and from lease transactions in which the operating lease method of accounting is used for tax purposes and the financing lease method, as described above, is used for financial statement purposes. Under the operating lease method, leased equipment is recorded at cost and depreciated over the useful life of the equipment and lease payments are recorded as revenue when earned.



Net Earnings (Loss) Per Share - Net earnings (loss) per share is based on the modified treasury stock method, except when the results of this method are anti-dilutive. In fiscal 1995, 1994 and 1993, net earnings (loss) per share is calculated using the weighted average common shares outstanding during the year because the results of the modified treasury stock method were antidilutive. For the quarters ended June 30, 1995 and March 31, 1995, fully diluted net earnings per share is calculated using the modified treasury stock method as the exercise of stock options, warrants and the conversion of the subordinated

                           DVI, INC. AND SUBSIDIARIES

NOTE 2.          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, (CONTINUED)


notes has a dilutive effect on earnings per share.



Recent Accounting Developments - The Company adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, as of July 1, 1994. The impact of the adoption did not have a material impact on the Company's operations.



In May 1993, the Financial Accounting Standards Board (FASB) issued SFAS No. 114, Accounting by Creditors for Impairment of a Loan. SFAS No. 114 indicates that a creditor should evaluate the collectibility of both contractual interest and contractual principal when assessing the need for a loss accrual. The Company must apply SFAS No. 114 in fiscal year 1996. The Company does not believe that application of SFAS No. 114, as amended, will have a material impact on its operations.



Reclassifications - Certain amounts as previously reported have been reclassified to conform to the year ended June 30, 1995 presentation.



NOTE 3.          DISCONTINUED OPERATIONS

On June 30, 1993, the Company formally adopted a plan to divest substantially all of its healthcare operations.



The following table presents net revenues, losses and selected balance sheet information relating to the healthcare operations segment as of, and for the years ended, June 30, 1994 and 1993.



                                                                   1994              1993
                                                                -----------      ------------
         Net service income . . . . . . . . . . . . . . .       $6,095,397       $6,455,932
         Loss from discontinued operations,
            net of tax of $51,000 (1994) and $1,064,529
           (1993)   . . . . . . . . . . . . . . . . . . .           74,000        1,497,398
         Loss on disposal of discontinued operations, net
            of tax of $2,212,536 (1994) and $295,200 (1993)      3,070,877          424,800

         Net assets . . . . . . . . . . . . . . . . . . .        1,300,000        7,589,025




In June 1993, the Company adopted a formal plan to discontinue its DVI Healthcare Operations segment consisting of seven outpatient healthcare facilities which it operated or managed on a direct basis and one facility which was in the developmental stage and not yet in operation. At June 30, 1993, the Company established a reserve for the divestiture of the operations and recorded a loss on discontinued operations and disposal of discontinued operations of $1.9 million net of tax. This estimate was based on certain assumptions as to the likely timing of the divestitures, the estimated proceeds to be received upon the sale of certain of the facilities and the financial results of those operations pending divestiture. These operations have been reflected as discontinued operations in the Company's financial statements at June 30, 1993 and 1994. The pre-tax loss from discontinued operations of $3.3 million at June 30, 1993 was comprised of $2.6 million relating to actual and estimated losses from operations of this segment through the date of disposition and approximately $700,000 relating to estimated losses to be incurred upon the disposition of the segment's net assets.



At June 30, 1994, the Company had disposed or entered into definitive agreements to sell five of these outpatient healthcare facilities and had written off the investment and assets of the remaining two. In connection with the disposal of these facilities, the Company retained certain assets and liabilities of these facilities, primarily accounts receivable and accounts payable. The change in estimate reflects the complete disposal or write-off of the discontinued operations segment.



NOTE 4.          CASH AND SHORT-TERM INVESTMENTS, RESTRICTED

Cash and short-term investments, restricted consist of cash, certificates of deposit and U.S. treasury obligations - available for sale maintained by the Company which are pledged as collateral for certain limited recourse borrowings related to direct financing leases, notes secured by equipment and operating leases. The estimated fair value and the amortized cost of U.S. Treasury obligations - available for sale as of June 30, 1995 is $10,260,303. There were no sales of U.S. Treasury

                          DVI, INC. AND SUBSIDIARIES

NOTE 4.          CASH AND SHORT-TERM INVESTMENTS, RESTRICTED, (CONTINUED)


obligations during the year ended June 30, 1995.



NOTE 5.          INVESTMENT IN DIRECT FINANCING LEASES AND NOTES
                 SECURED BY EQUIPMENT AND EQUIPMENT ON OPERATING LEASES

Receivables in installments are receivable in monthly installments of varying amounts and are collateralized by the underlying equipment. Receivables from operating leases relate to noncancellable operating leases and are receivable in monthly installments of varying amounts. Information regarding scheduled collections for direct financing leases, notes secured by equipment and operating leases are as follows:



                                                                   DIRECT FINANCING LEASES
                                                                       AND NOTES SECURED         OPERATING
                                                                        BY EQUIPMENT               LEASES
                                                                        ------------             ----------
   YEAR ENDING JUNE 30,
   --------------------
                1996  . . . . . . . . . . . . . . . . .                $149,894,000               $424,009
                1997  . . . . . . . . . . . . . . . . .                 100,618,000                316,034
                1998  . . . . . . . . . . . . . . . . .                  89,008,000                 92,500
                1999  . . . . . . . . . . . . . . . . .                  66,733,000
                2000  . . . . . . . . . . . . . . . . .                  34,082,000
                Thereafter  . . . . . . . . . . . . . .                  11,164,544
                                                                       ------------               --------
                                                                        451,499,544                832,543

                Residual valuation  . . . . . . . . . .                   3,577,753
                                                                       ------------               --------
                Total . . . . . . . . . . . . . . . . .                $455,077,297               $832,543
                                                                       ============               ========



Residual valuation represents the estimated amount to be received at contract termination from the disposition of equipment financed under direct financing leases and notes secured by equipment. Amounts to be realized at contract termination depend on the fair market value of the related equipment and may vary from the recorded estimate. Residual values are reviewed on an annual basis to determine if the equipment's fair market value is below its recorded value.



During the year ended June 30, 1995, the Company sold receivables to third parties realizing gains of approximately $3.0 million. In connection with the sales, the Company retained subordinated interests in the receivables. Under the purchase agreement, the Company is required to fund any losses on the receivables up to its subordinated interests. The Company maintains an allowance for estimated losses related to its subordinated interests.



At June 30, 1995, direct financing lease receivables amounting to $264.6 million are assigned as collateral for the long-term debt (See Note 8).



NOTE 6.          INVESTMENTS IN INVESTEES

At June 30, 1995, the Company held investments in two entities, Healthcare Imaging Services, Inc. ("HIS") and Diagnostic Imaging Services, Inc. ("DIS") totalling approximately 17% and 8%, respectively, of the outstanding common stock of each entity. In September 1994, IPS Health Care, Inc., the Company's original investee, merged with DIS, an unaffiliated company, which reduced the Company's common stock ownership from approximately 22% to 10%. At that time, the Company began accounting for its investment in DIS on a cost basis. In March 1995, the Company sold its stock in SMT Health Services Inc., a provider of mobile diagnostic imaging services. The Company's investments in common stock of these unconsolidated entities have historically been accounted for using the equity method of accounting because the Company maintained significant influence over the investees.



As a part of the Company's overall strategy to operate exclusively as a financial services company, the Company initiated a process to divest of its interests in these investees. As a part of this process, during each of the three months ended December 31, 1993 and March 31, 1994, the Company completed a series of steps which significantly diminished its influence over SMT and
HIS, respectively.   These steps included, among other things, arrangements
with both SMT and HIS to have all existing financing transactions between DVI and the related entity refinanced through third party lenders and relinquishment by DVI of

                           DVI, INC. AND SUBSIDIARIES

NOTE 6.          INVESTMENTS IN INVESTEES, (CONTINUED)


its first right of refusal to finance all future equipment purchases made by the entities. The Company also agreed that, upon completion of the refinancings, it would relinquish its representation on the respective investees' Boards of Directors and sell the common shares it owns in each investee. Finally, during the refinancing process, DVI agreed to vote its common shares consistent with each of the investees' management. As a result of the Company's significant decline in influence over HIS and SMT, the Company's investments in those entities have been accounted for on a cost basis since January 1, 1994 for SMT and April 1, 1994 for HIS. Had the Company continued to account for these investees on the equity method, the net loss for the year ended June 30, 1994 would have increased by $236,000 before offsetting any losses due to mark to market adjustments. Prior to these dates, the Company accounted for its investments in HIS and SMT under the equity method due to factors that existed which the Company believes yielded it significant influence on the operating and financial policies of these investees. These factors included the Company providing a significant portion of the investees' equipment financing, the Company's right of first refusal to finance all the investees' equipment purchases and the Company's representation on the investees' Boards of Directors allowing voting power relating to mergers, major dispositions of assets and liquidations. During the year ended June 30, 1995, the Company sold its investment in SMT for proceeds equal to its cost of $827,989. The Company's investment in the equity of the common stock of IPS continued to be accounted for under the equity method until September 1994 when the Company's ownership of IPS declined to approximately 10% and its influence over IPS declined significantly, at which time the Company began to account for this investment on a cost basis.



Subsequent to the Company's initial investment in IPS, the Company made additional investments in common and preferred stock of IPS, financed various leasing transactions for Magnetic Resonance Imaging ("MRI") and other equipment and entered into several restructuring agreements with IPS as follows:



In August 1992, due to severe cash flow difficulties experienced by IPS, the Company restructured certain debt of IPS. The restructuring of debt included, among other things, the reduction of interest rates on four transactions, extension of payment terms on certain direct finance lease receivables, the transfer of direct patient billing and collection process to a wholly owned subsidiary of the Company, the issuance of a working capital line of credit to IPS, an agreement for IPS to provide consulting services to DVI, and the appointment of two of the Officers of the Company to IPS's Board of Directors. At the same time, the Company acquired 730,768 shares of restricted IPS common stock from persons affiliated with the Company in exchange for $137,019 which represented the fair value of the common stock as agreed to by the parties.



In September 1992, one of the Company's wholly owned subsidiaries acquired 700,000, 725,000 and 420,000 shares of IPS's Series B, C and D convertible preferred stock, respectively for $1.00 per share. On November 12, 1992, an additional 637,000 shares of Series E convertible preferred stock were acquired from IPS for $1.00 per share. The preferred stock, with an aggregate value of $2,482,000, was issued in exchange for cash of $1.12 million, exchange of debt of $725,000 and imaging equipment valued at $637,000.



In September 1994, following the completion of the merger agreement between IPS and DIS, the Company entered into an Agreement for the Exchange of Stock and Assets. The agreement provided for the exchange of all the then outstanding preferred stock of IPS owned by the Company for a new series of DIS preferred stock (Series F). The agreement also provided for the exchange of certain debt with a carrying value of $4 million, assumption by the Company of certain assets and liabilities of IPS valued at approximately $164,000, the return of certain equipment under leases with IPS to the Company valued at approximately $2,164,000 and the issuance of Series G preferred stock of DIS valued at $2,000,000. The Company did not record a gain or loss on any of the restructuring transactions.




The Series F and G preferred stock have liquidation preferences at $1.00 per share, are redeemable at the option of DIS at $1.00 per share plus accrued dividends, are convertible into common stock of DIS at $2.42 per share for Series F and $1.00 per share for Series G, and are entitled to annual cumulative dividends ranging from $.05 per share to $.10 per share. In addition, the majority shareholder of DIS has the right to repurchase the Series F and G preferred stock for $4,482,000 through September 2001.



The Company's common stock investments in HIS and DIS are classified as available-for-sale and have a total cost of

                           DVI, INC. AND SUBSIDIARIES

NOTE 6.          INVESTMENTS IN INVESTEES, (CONTINUED)


$1,341,377 and a total estimated fair value of $3,171,632 which resulted in an unrealized gain of $1,830,255 as of June 30, 1995. There were no sales of HIS or DIS investments during the year ended June 30, 1995.



NOTE 7.         BORROWINGS UNDER WAREHOUSE FACILITIES

The Company's primary credit facility, pursuant to a revolving credit agreement with a syndicate of banks (the "Bank Revolving Credit Agreement"), provides for the borrowings of up to $81.5 million. Borrowings under this facility bear interest at the Company's option at either 25 basis points over the Prime rate established by NatWest Bank N.A. or a rate of interest that varies from 150 to 180 basis points over the 30, 60 or 90-day LIBOR rate based on the Company's leverage ratio from time to time as defined in the Bank Revolving Credit Agreement. The Bank Revolving Credit Agreement is renewable annually at the bank syndicate's discretion. The credit agreement also provides that if the banks elect not to renew the facility at the end of its stated term, then outstanding loans automatically convert to four-year amortizing term loans at slightly higher interest rates. The Bank Revolving Credit Agreement prohibits the Company from paying dividends other than dividends payable solely in shares of the Company's common stock and limits borrowings to specified levels determined by ratios based on the Company's tangible net worth and, under certain circumstances, to use specified percentages of internally generated funds to pay for equipment purchases. As of June 30, 1995, the Company was in compliance with the financial covenants.



The Company also has a $75.0 million interim funding facility with Prudential Securities Realty Funding Corporation (the "Prudential Facility"). This interim funding facility is available for certain transactions which are to be securitized under specified terms and bear interest at a rate equal to 75 basis points over the 30, 60 or 90-day LIBOR rate. The Prudential Facility also allows the Company to borrow up to $4.3 million in special advances that bear interest at a rate equal to 150 basis points over the 30-day LIBOR until October 31, 1995. The $4.3 million in special advances was repaid in August 1995. Borrowings under the Prudential Facility, including the special advances, are secured by (i) certain equipment loans and the equipment financed thereunder, (ii) the Company's interest in certain asset-backed notes and (iii) the Company's rights to receive funds from certain securitized equipment loans. All borrowings under the Prudential Facility mature on October 31, 1995. The Company has a second facility with Prudential, which provides the Company with $5.5 million in warehouse funding to make loans secured by medical receivables to approved borrowers. Borrowings under the $5.5 million Prudential Facility bear interest at a rate equal to the Prime rate established by Morgan Guaranty Trust Company of New York. The borrowings are secured by medical receivables loans originated by the Company and the underlying receivables. This facility matures on November 30, 1995.



The Company has a $75.0 million interim funding facility with ContiTrade Services Corporation (the "Conti Facility") which provides the Company with warehouse financing for certain equipment loans to be securitized or otherwise permanently funded through the Conti Facility. Borrowings under this facility bear interest at a rate equal to 150 basis points over the 30 or 60-day LIBOR rate which is fixed to the related funding period. This facility matures on October 31, 1995.



At June 30, 1995, the Company had available an aggregate of $268.0 million in interim funding facilities of which $155.2 million was utilized.



In July 1995, the Company obtained a $100.0 million interim funding facility with Union Bank of Switzerland which provides the Company with warehouse financing for certain equipment loans to be securitized. Borrowings under this facility are secured by certain equipment loans and the equipment financed thereunder and bear interest at a rate equal to 90 basis points over a 30, 60 or 90-day LIBOR rate which is fixed to the related funding period.



NOTE 8.         LONG-TERM DEBT

The discounted receivables are payable to financial institutions, relate to the discounting of direct financing lease obligations and notes secured by equipment primarily on a limited or nonrecourse basis, and are collateralized by the underlying equipment receivables (See Note 5).



Future annual maturities of discounted receivables, net of capitalized issuance costs of $3,976,212 are as follows:



   YEAR ENDING JUNE 30,

                           DVI, INC. AND SUBSIDIARIES

NOTE 7.          BORROWINGS UNDER WAREHOUSE FACILITIES (CONTINUED)




   1996  . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 58,344,186
   1997  . . . . . . . . . . . . . . . . . . . . . . . . . . .      50,034,597
   1998  . . . . . . . . . . . . . . . . . . . . . . . . . . .      45,225,948
   1999  . . . . . . . . . . . . . . . . . . . . . . . . . . .      34,282,001
   2000  . . . . . . . . . . . . . . . . . . . . . . . . . . .      14,318,372
   Thereafter  . . . . . . . . . . . . . . . . . . . . . . . .       3,171,293
                                                                  ------------
                Total  . . . . . . . . . . . . . . . . . . . .    $205,376,397
                                                                  ============



All of the discounted receivables have been permanently funded through four asset securitizations which were initiated during fiscal years 1992 through 1995. Debt under these securitizations are limited recourse, bear interest at rates ranging between 5.34% to 7.81% and are serviced by the Company. The agreements require that the Company comply with certain servicing requirements as defined in the related securitization agreements, require limited cash collateral (See Note 4) or residual interests and contain various recourse provisions. (See Note 13.)



In June 1994, the Company completed a $14,112,000, net of issuance costs totalling $888,000, private placement of Convertible Subordinated Notes. The Convertible Subordinated Notes are convertible into common shares at $10.60 per share at the discretion of the noteholders, bear interest at a rate of 9 1/8% payable in quarterly installments of interest only and mature in June 2002. During the year ended June 30, 1995, $500,000 of these notes were converted into 47,169 shares of common stock of the Company.



NOTE 9.          INCOME TAXES

The provision for income taxes is comprised of the following:



                                                                             YEAR ENDED JUNE 30,
                                                                -------------------------------------------
                                                                   1995             1994            1993
                                                                ----------       ----------      ----------
   Currently payable  . . . . . . . . . . . . . . . . . .       $  466,558       $2,623,340      $  608,998
   Deferred   . . . . . . . . . . . . . . . . . . . . . .        2,479,767         (811,800)      1,219,120
                                                                ----------       ----------      ----------
        Total   . . . . . . . . . . . . . . . . . . . . .       $2,946,325       $1,811,540      $1,828,118
                                                                ==========       ==========      ==========



A reconciliation of the provision for income taxes to the amount of income tax expense that would result from applying the federal statutory rate (35%) to earnings from continuing operations is as follows:



                                                                              YEAR ENDED JUNE 30,
                                                               --------------------------------------------
                                                                   1995              1994           1993
                                                               ----------        ----------      ----------
   Provision for income taxes at
      the federal statutory rate  . . . . . . . . . . . .      $2,455,271        $1,509,617      $1,516,001
   State income taxes, net of
      federal tax benefit   . . . . . . . . . . . . . . .         452,144           298,904         312,327
   Other      . . . . . . . . . . . . . . . . . . . . . .          38,910             3,019            (210)
                                                               ----------        ----------      ----------
        Total   . . . . . . . . . . . . . . . . . . . . .      $2,946,325        $1,811,540      $1,828,118
                                                               ==========        ==========      ==========



The major components of the Company's net deferred tax liabilities of $4,717,059 and $2,329,205 at June 30, 1995 and 1994, respectively, are as follows:



                                                               1995                  1994
                                                            ----------            -----------
         Accumulated depreciation . . . . . . . . . .      $27,963,678            $23,214,892
         Deferred recognition of lease income . . . .      (21,751,039)           (18,023,343)
         Alternative minimum tax credits carryforwards        (403,121)              (699,428)
         Gain or loss on investments  . . . . . . . .          780,763               (496,741)
         Allowances for uncollectible receivables . .       (1,179,120)              (953,372)
         State income taxes . . . . . . . . . . . . .         (401,124)              (379,195)
         Other  . . . . . . . . . . . . . . . . . . .         (292,978)              (333,608)
                                                            ----------            -----------
            Total . . . . . . . . . . . . . . . . . .       $4,717,059            $ 2,329,205
                                                            ==========            ===========

                           DVI, INC. AND SUBSIDIARIES

NOTE 9.          INCOME TAXES, (CONTINUED)



NOTE 10.         SHAREHOLDERS' EQUITY



Prior to June 30, 1994, the Company issued warrants to purchase a total of 80,000 common shares at prices between $7.625 and $8.375 per share to all non-employee Directors of the Company and warrants to purchase up to 35,000 common shares at $8.50 per share to an unrelated party. Additionally, in fiscal 1992, the Company issued warrants to purchase up to 200,000 shares of the Company's common stock at $18.00 per share to an underwriter as compensation for investment banking services. No compensation expense was recognized as a result of this transaction. The warrants vest at various dates through November 1996 and expire at various dates through 2003. At June 30, 1995, warrants for 402,000 common shares were exercisable and none of the warrants had been exercised.



In February 1991, the Company issued 575,000 units at $10.50 per unit (consisting of 575,000 shares of the Company's common stock and redeemable warrants to purchase 575,000 shares of the Company's common stock at $12.00 per share) to the public for total proceeds of $6,037,500 before net offering costs of $999,875. As of June 30, 1995, none of these warrants had been exercised. The warrants expire in February 1996, and are redeemable by the Company provided certain conditions are met. In addition, the underwriter has an option to purchase an additional 50,000 units at $12.60 per share. The underwriter's option is exercisable during a three-year period commencing February 7, 1993. In 1991, the Company also issued warrants to purchase 50,000 common shares at $12.00 per share to another underwriter.



In June 1994, the Company issued convertible subordinated notes to related and unrelated parties which are convertible at the option of the holder into 1,415,094 shares of common stock at $10.60 per share. As of June 30, 1995, $500,000 of these notes were converted into 47,169 shares of common stock (See Notes 8 and 12). Had the conversion occurred at July 1, 1994, the impact on the earnings of the Company for the year ended June 30, 1995 would have been insignificant.



NOTE 11.         STOCK OPTION PLAN

The Company has a stock option plan which currently provides for the granting of options to employees to purchase up to 1,250,000 shares of the Company's common stock at the fair market value at the date of grant. Options granted under the plan generally vest over three to five years from the date of grant and expire ten years after the date of the grant. Any unexercised options are canceled ninety days subsequent to the termination of the employee and are returned to the plan.

                           DVI, INC. AND SUBSIDIARIES

NOTE 11.         STOCK OPTION PLAN, (CONTINUED)

The following table summarizes the activity under the plan for the periods indicated:




                                                                              OPTIONS             EXERCISE PRICE
                                                                            OUTSTANDING              PER SHARE
                                                                            -----------           --------------
   Outstanding at July 1, 1992  . . . . . . . . . . . . . . . . . .           425,172             $1.44 - $13.50
   Granted  . . . . . . . . . . . . . . . . . . . . . . . . . . . .           158,600               5.00 - 13.50
   Exercised  . . . . . . . . . . . . . . . . . . . . . . . . . . .              (167)                      3.19
   Canceled   . . . . . . . . . . . . . . . . . . . . . . . . . . .           (47,500)
                                                                              -------             --------------

   Outstanding at June 30, 1993   . . . . . . . . . . . . . . . . .           536,105             $1.44 - $13.50
   Granted    . . . . . . . . . . . . . . . . . . . . . . . . . . .           399,625               7.00 - 10.38
   Exercised  . . . . . . . . . . . . . . . . . . . . . . . . . . .           (37,000)              3.00 -  8.38
   Canceled   . . . . . . . . . . . . . . . . . . . . . . . . . . .           (88,868)
                                                                              -------             --------------

   Outstanding at June 30, 1994   . . . . . . . . . . . . . . . . .           809,862             $1.44 - $13.50
   Granted    . . . . . . . . . . . . . . . . . . . . . . . . . . .            16,000               9.13 - 10.63
   Exercised  . . . . . . . . . . . . . . . . . . . . . . . . . . .           (97,216)              2.68 - 12.88
   Canceled   . . . . . . . . . . . . . . . . . . . . . . . . . . .           (85,936)
                                                                              -------             --------------

   Outstanding at June 30, 1995   . . . . . . . . . . . . . . . . .           642,710             $1.44 - $13.50
                                                                              =======             ==============



As of June 30, 1995, options to purchase 279,318 shares were exercisable.



NOTE 12.         RELATED PARTY TRANSACTIONS

The Company's principal executive offices located in Doylestown, Pennsylvania are leased from a party related to a shareholder/director of the Company. The lease commenced in December 1994 and the Company recorded rent expense under this lease of $33,544 for the year ended June 30, 1995.



At June 30, 1995 and 1994, receivables in installments from investees totalled $8,254,953 and $16,427,684, respectively.



During the years ended June 30, 1995 and 1994, the Company entered into various agreements with investees which are described in Note 6.



During the year ended June 30, 1994, the Company issued convertible subordinated notes totalling $9,550,000 to related parties (See Notes 8 and 10).



In June 1995, the Company and former shareholders of MEF Corp., some of whom are also officers of the Company, entered into an agreement to set the purchase price of MEF Corp. (See Note 15.)



NOTE 13.         COMMITMENTS AND CONTINGENCIES

Facility Leases - The Company leases its facilities under noncancelable operating leases with terms in excess of one year. The lease for the Company's principal facility expires in June 2005. Rent expense for the years ended June 30, 1995, 1994 and 1993 amounted to $497,818, $462,731, and $715,246, respectively.  Future minimum lease payments under these leases are as follows:




                                                                            FUTURE MINIMUM
           YEAR ENDING JUNE 30,                                             LEASE PAYMENTS
           --------------------                                            ----------------

                           DVI, INC. AND SUBSIDIARIES

NOTE 13.         COMMITMENTS AND CONTINGENCIES, (CONTINUED)




              1996  . . . . . . . . . . . . . . . . . . . . . . . .              $520,017
              1997  . . . . . . . . . . . . . . . . . . . . . . . .               486,890
              1998  . . . . . . . . . . . . . . . . . . . . . . . .               441,441
              1999  . . . . . . . . . . . . . . . . . . . . . . . .               441,493
              2000  . . . . . . . . . . . . . . . . . . . . . . . .               429,827
              Thereafter  . . . . . . . . . . . . . . . . . . . . .             1,178,250
                                                                                ---------

                 Total  . . . . . . . . . . . . . . . . . . . . . .            $3,497,918
                                                                               ==========



Commitments - Under certain limited recourse agreements, the Company may be required to provide for losses incurred on uncollected lease receivables previously collateralized. At June 30, 1995, the maximum contingent liability under the limited recourse agreements amounted to $35,432,155. This contingent liability, however, could be offset by any proceeds received from the resale or remarketing of available equipment financed under the agreements.



Litigation - The Company is involved in litigation both as a plaintiff and defendant in matters arising out of the Company's normal business activities. Management does not expect the outcome of these lawsuits to have a material adverse effect on the consolidated financial statements of the Company.



NOTE 14.         BENEFIT PLANS

The Company maintains and administers an Employee Savings Plan pursuant to Internal Revenue Code Section 401(k). The Plan provides for discretionary contributions as determined by the Company's Board of Directors. The Company contributed $38,751, $48,673 and $21,493 to the Plan during the years ending June 30, 1995, 1994 and 1993, respectively.



NOTE 15.         ACQUISITIONS

In January 1993, the Company acquired the outstanding shares of Medical Equipment Finance Corporation ("MEF Corp."), which had only intangible assets at the date of acquisition. Under the terms of the original purchase agreement, the purchase price was payable before October 15, 1998 in cash or common stock of DVI, as elected by the Company. As initially structured, the purchase price was to be determined as a percentage of the after-tax earnings of the acquired entity during the sixty-six month period following the date of acquisition, consequently, no amounts were recorded at the date of acquisition. At June 30, 1994, no amounts were earned under the contract, however, at that time the Company accrued $2 million as costs in excess of net assets acquired (goodwill) which represents the Company's estimate of the minimum amount to be payable to former shareholders of MEF Corp. Had the acquisition occurred on July 1, 1992, the impact on the operations of the Company would not have been significant.



During the year ended June 30, 1994, management entered into negotiations with the former shareholders of MEF Corp. to revise certain terms of the purchase agreement. In June 1995, the Company and the former shareholders of MEF Corp. agreed, subject to stockholder approval and an increase in the authorized capital stock of the Company, to set the purchase price of MEF Corp. at 400,000 shares of the Company's common stock valued at $4.65 million. The Company will record additional goodwill of $2.65 million at the time shareholder approval is obtained. Had the revised purchase agreement been finalized on July 1, 1992, net income would have decreased by $73,970, $73,970 and $112,636 and earnings per share would have been reduced $0.011, $0.011 and $0.017 for the years ended June 30, 1995, 1994 and 1993, respectively.



During the year ended June 30, 1994, the Company acquired additional shares of IPS Health Care, Inc. preferred stock. (See Note 6.)

                           DVI, INC. AND SUBSIDIARIES

NOTE 16.         ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

In accordance with Statement of Financial Accounting Standards No. 107 ("SFAS 107"), Disclosures About Fair Value of Financial Instruments, a summary of the estimated fair value of the Company's consolidated financial instruments at June 30, 1995 and 1994 is presented below. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret market data to develop the estimated fair values. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.




                                                                                     JUNE 30, 1995
                                                                      -------------------------------------------
                                                                        CARRYING                   ESTIMATED FAIR
                                                                         AMOUNT                        VALUE
                                                                      ------------                 --------------
Assets:
    Receivable in installments (excluding investment
         in direct financing leases)  . . . . . .                     $177,784,930                  $182,283,747
Liabilities:
    Discounted receivables    . . . . . . . . . .                     $205,376,397                  $202,967,276




                                                                                     JUNE 30, 1994
                                                                      -------------------------------------------
                                                                        CARRYING                   ESTIMATED FAIR
                                                                         AMOUNT                         VALUE
                                                                      ------------                 --------------
Assets:
    Receivable in installments (excluding investment
         in direct financing leases)  . . . . . .                     $ 81,732,962                  $ 85,022,168
Liabilities:
    Discounted receivables    . . . . . . . . . .                     $148,851,584                  $146,999,444




The carrying values of cash and cash equivalents, cash and short-term investments, restricted, receivables from sale of leases and notes secured by equipment, patient service accounts receivable, notes collateralized by medical receivables, accounts payable, other accrued expenses, short-term bank borrowings and convertible subordinated notes approximate fair values at June 30, 1995 and 1994.



The methods and assumptions used to estimate the fair values of other financial instruments are summarized as follows:



Receivable in installments:

The fair value of the financing contracts was estimated by discounting expected cash flows using the current rates at which loans of similar credit quality, size and remaining maturity would be made as of June 30, 1995 and 1994. The Company believes that the risk factor embedded in the entry-value interest rates applicable to performing loans for which there are no known credit concerns results in a fair valuation of such loans on an entry-value basis. In accordance with SFAS 107, the Company has excluded receivables from lease contracts of approximately $199.3 million and $141.6 million as of June 30, 1995 and 1994, respectively, from the receivable in installments fair value calculation. Additionally, the receivable in installments - related parties balances relates exclusively to lease receivables and has therefore been excluded from the Company's fair value calculation.



Discounted receivables:

The fair value of discounted receivables, related to the securitization of leases and notes, was estimated by discounting future cash flows using rates currently available for debt with similar terms and remaining maturities.



The fair value estimates presented herein were based on information available as of June 30, 1995 and 1994. Although the



NOTE 16.         ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

                           DVI, INC. AND SUBSIDIARIES

Company is not aware of any factors that would significantly affect the estimated fair values, such values have not been updated since June 30, 1995; therefore, current estimates of fair value may differ significantly from the amounts presented herein.



NOTE 17.         QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of the quarterly results of operations for the fiscal years ended June 30, 1995 and 1994:



                                                                        THREE MONTHS ENDED
                                                                        ------------------
                                                    SEPTEMBER 30      DECEMBER 31       MARCH 31       JUNE 30
                                                   --------------    -------------     ----------     ---------
                                                               (In thousands, except per share data)
FISCAL 1995
-----------

Finance and other income  . . . . . . . . . . .         $7,197           $8,695          $10,453       $12,682
Margins earned  . . . . . . . . . . . . . . . .          3,046            3,710            4,140         5,271
Earnings from continuing operations
    before provision for income taxes,
    equity in net earnings (loss) of investees
    and discontinued operations . . . . . . . .            885            1,524            2,169         2,437
Earnings from continuing operations . . . . . .            513              893            1,249         1,414
Loss from discontinued operations . . . . . . .          -0-               -0-             -0-           -0-
Net earnings  . . . . . . . . . . . . . . . . .            513              893            1,249         1,414
Net earnings per common and
    common equivalent share - primary . . . . .           $.08             $.13             $.18          $.21
                                                          ====             ====             ====          ====
Net earnings per common and common
    equivalent share - fully diluted  . . . . .           $.08             $.13             $.17          $.19
                                                          ====             ====             ====          ====




                                                                        THREE MONTHS ENDED
                                                                        ------------------
                                                    SEPTEMBER 30      DECEMBER 31       MARCH 31       JUNE 30
                                                   --------------    -------------     ----------     ---------
                                                                (In thousands, except per share data)
FISCAL 1994
-----------

Finance and other income  . . . . . . . . . . .         $4,262           $4,567          $5,523         $6,559
Margins earned  . . . . . . . . . . . . . . . .          2,646            2,675           3,132          3,625
Earnings from continuing operations
    before provision for income taxes,
    equity in net earnings (loss) of investees
    and discontinued operations . . . . . . . .            634            1,006           1,232          1,441
Earnings from continuing operations . . . . . .            330              447             646            837
Loss from discontinued operations . . . . . . .           -0-              -0-             -0-          (3,145)
Net earnings (loss) . . . . . . . . . . . . . .            330              447             646         (2,308)
Net earnings (loss) per common and
    common equivalent share:
    From continuing operations  . . . . . . . .           $.05             $.07            $.10           $.12
    From discontinued operations  . . . . . . .            -0-              -0-            -0-            (.47)
                                                          ----             ----            ----          -----
    Net earnings (loss) per share . . . . . . .           $.05             $.07            $.10          $(.35)
                                                          ====             ====            ====          =====

                           DVI, INC. AND SUBSIDIARIES

NOTE 18.         HEDGING TRANSACTIONS

The Company's equipment financing transactions are all structured on a fixed interest rate basis. The Company funds these transactions using variable rate interim funding facilities until permanent funding is obtained, generally through asset securitization. Because funds are borrowed through interim funding facilities, the Company uses hedging techniques to protect its interest rate margins during the period that interim funding facilities are used. The Company's strategies are to hedge its portfolio by either assuming a short position in Treasury notes of comparable maturity or entering into Treasury lock transactions whereby the Company will either pay or receive funds based on price movements of Treasury notes having a comparable maturity to the Company's fixed rate portfolios. The Company believes this strategy hedges its portfolio of fixed rate equipment financing contracts while waiting for permanent securitization funding thus stabilizing the Company's weighted average borrowing rate. The Company has not altered its underlying asset structure through hedging activities but does have liabilities to cover its hedging position in the event there is an upward movement in interest rates and a corresponding decline in the value of the Treasury notes in which it has taken short positions or contracts.



During the year ended June 30, 1994, the Company did not utilize derivative financial instruments. During the year ended June 30, 1995, the Company commenced its hedging program by entering into and closing out $193 million of contracts. On June 30, 1995, the Company had no outstanding hedging positions.


                          SCHEDULE OF TREASURY SHORTS
                               AND TREASURY LOCKS

                                NOTIONAL AMOUNTS

                                               YEAR ENDED JUNE 30, 1995
                                               ------------------------
      Beginning Balance                                $          0

      New Contracts                                     193,000,000

      Terminated Contracts                             (117,000,000)

      Expired Contracts                                 (76,000,000)
                                                       ------------

      Ending Balance                                   $          0
                                                       ============



When the Company's hedging activities are matched to specific borrowings relating to securitizations, gains or losses from hedging positions are reflected as a decrease or increase in the interest expense and thus the gain or loss is spread over the remaining term of the transactions securitized. As of June 30, 1995, the Company had deferred hedging losses of $1.75 million associated with transactions securitized and deferred hedging losses of $1.84 million associated with anticipated securitization transactions. Gains and losses from hedging are reflected as an increase or decrease in the gain on sale proceeds when transactions are funded through whole loan sales. At June 30, 1995, the Company had no unrealized hedging losses.



NOTE 19.         COMPENSATION AGREEMENTS

In June 1995, the Company agreed in principle to adopt an employee incentive plan (the "Plan"). Under the Plan the Company has agreed to issue, subject to stockholder approval and an increase in the authorized capital stock of the Company, an aggregate of 200,000 shares of common stock of the Company (the "Incentive Shares") to certain of its employees if the last sale price of the Company's common stock is $16.00 per share or higher for 30 consecutive calendar days at any time before December 31, 1998, provided that any such employee must be employed by the Company during the above-described 30-day period in order to receive any Incentive Shares under this agreement. The Company has agreed that, if there is an event or series of events that constitutes a sale of the Company at any time prior to December 31, 1998 and the consideration to be received for each share of common stock of the Company in such sale of the Company is $13.00 or higher, the Company will issue the Incentive Shares to the employees. If the criteria for the issuance of the Company's common stock are met, the Company will record compensation expense equal to the fair value of the common shares issued.



NOTE 20.         SUBSEQUENT EVENT



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


                           DVI, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (CONTINUED)




In August 1995, the Company completed an offering of 2,875,000 shares of its common stock for which it received net proceeds of $29.7 million.



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